Exhibit 10.25

Execution Version

EQUITY PURCHASE AGREEMENT

dated as of

January 21, 2026

by and among

Pursuit Attractions and Hospitality, Inc.,

Pursuit Investment Holdings, Inc.,

Brewster Inc.,

Flyover Attractions B.V.

and

Brogent Technologies, Inc.

||

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Exhibits

Exhibit A	Accounting Principles
Exhibit B	Sample Closing Statement

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Exhibit C	US Deliverables
Exhibit D	Canada Deliverables
Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Schedule 1

Iceland Deliverables

Form of Seller Authorization

Form of Transition Services Agreement

Form of US Resignation and Release

Form of Icelandic Resignation and Release

Form of Canada Resignation and Release

SCHEDULES

Guarantees

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 21, 2026, is made by and among

(i) Pursuit Attractions and Hospitality, Inc., a Delaware corporation (“Parent”);

(ii) Pursuit Investment Holdings, Inc., a Delaware corporation (“US Seller”) and Brewster Inc., an Alberta corporation (“Canada Seller” and, together with Parent, US Seller and Canada Seller, collectively, “Sellers”);

(iii) Flyover Attractions B.V., a Netherlands corporation (“Buyer”); and

(iv) Brogent Technologies, Inc., a Taiwan corporation (“Guarantor”).

Each of Parent, US Seller, Canada Seller, Buyer and Guarantor is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding equity interests of US Seller and Canada Seller;

WHEREAS, US Seller, Canada Seller and Parent own, directly or indirectly, all of the issued and outstanding equity interests of the US Group Companies, Flyover Vancouver and the Iceland Group Companies, respectively;

WHEREAS, the Group Companies are engaged in Parent’s businesses as described in Parent’s Form-10-K for the fiscal year ended December 31, 2024, as “Flyover Canada”, “Flyover Chicago,” “Flyover Las Vegas” and “Flyover Iceland” (such businesses, the “Business”);

WHEREAS, Buyer desires to acquire the Business, by purchasing from Sellers all of the issued and outstanding equity interests of the US Target (such interests, the “US Interests”), Flyover Vancouver (such interests, the “Canada Interests”) and Iceland Target (such interests, the “Iceland Interests”, together with the US Interests and the Canada Interests, the “Purchased Interests”), upon the terms and subject to the conditions hereinafter set forth in this Agreement;

WHEREAS, prior to the date hereof, the Pre-Closing Reorganization was completed; and

WHEREAS, Sellers desire to sell the Business by selling the Purchased Interests to Buyer, in each case, upon the terms and subject to the conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

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Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Exhibit A to this Agreement.

“Action” means any claim, action, suit, audit, assessment or arbitration by or before any Governmental Authority (other than office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).

“Adjustment Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the date hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Balance Sheet” means the unaudited balance sheet of the Business’s assets to be acquired and liabilities to be assumed pursuant to the terms and conditions hereof for the year ended December 31, 2024 and as of the Balance Sheet Date.

“Balance Sheet Date” means October 31, 2025.

“Benefit Plan” means any employee benefit plan, and each retirement, pension, deferred compensation, medical, dental, disability, life, severance, vacation, incentive bonus and equity-based compensation plan, program, agreement or arrangement, in each case, with respect to any current or former Service Providers, but excluding any plan, program or agreement sponsored or maintained in whole or in part by any Governmental Authority and further excluding any “multiemployer plan” (as defined in Section 3(37) of ERISA).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in (i) Taipei, Taiwan, (ii) New York, New York, United States, (iii) British Columbia, Canada or (iv) Alberta, Canada are closed.

“Business Employees” means the employees of the Group Companies.

“Business Intellectual Property Rights” means the Business Owned Intellectual Property Rights and Business Licensed Intellectual Property Rights.

“Business Licensed Intellectual Property Rights” means all Intellectual Property Rights owned, licensed or otherwise made available to the Sellers or any of their Subsidiaries by any Person and used or held for use in the conduct of the Business as currently conducted.

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“Business Owned Intellectual Property Rights” means the Intellectual Property Rights that are owned by the Group Companies in connection with operating the Business.

“Business Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials (or portions thereof) exclusively related to the Business, including (a) lists of customers, suppliers or personnel of the Business, (b) all product, business and marketing plans of the Business, (c) operating and personnel records of the Business and (d) Tax-related records and receipts (or portions thereof) exclusively related to the Group Companies (other than Combined Tax Returns and related Tax workpapers).

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents and deposits required to be reflected as cash and cash equivalents and deposits on a consolidated balance sheet of such Person and its Subsidiaries, as adjusted for any deposits in transit and outstanding checks, in each case, prepared in accordance with the Accounting Principles.

“Closing Date Net Working Capital” means the Net Working Capital as of the Adjustment Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each collective bargaining agreement, labor contract or similar agreement entered into with a union, labor organization or works council governing the terms and conditions of employment of any Business Employee.

“Combined Tax Return” means any Tax Return which includes one or more Group Companies, on the one hand, and one or more of Sellers or the Retained Companies, on the other.

“Combined Taxes” means any Taxes which are the subject of a Combined Tax Return.

“Confidentiality Agreement” means, as amended and modified from time to time, that certain Confidentiality Agreement by and between the Parent and Brogent Technologies Inc., dated November 28, 2023.

“Continuing Employee” means the Business Employees who, as of immediately following the Closing, continue their employment with Buyer or any Group Company.

“Contract” means any written legally binding contract, agreement, lease, sublease, license, sublicense, sales order or purchase order, and/or any amendment thereto or scope of work issued thereunder, and includes any Material Contract.

“COTS License” means a “shrink-wrap,” “click-through” or “off-the-shelf” software license, or any other license of uncustomized software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $250,000 or less.

“Credit Facility” means that certain Credit Agreement, dated as of January 2, 2025, by and among Parent, Bank of America, N.A., and other lenders party thereto, as amended.

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“Damages” means all losses, damages, judgments and out-of-pocket costs and expenses.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or protection of the health and safety of individuals from exposures to Hazardous Substances in the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Flyover Iceland” means Flyover Iceland ehf., an Icelandic private limited company.

“Flyover Vancouver” means Flyover Vancouver, Inc., an Alberta corporation.

“Fraud” means, with respect to any party hereto, an actual and intentional fraud in the making of any representation or warranty expressly set forth in Article III (in the case of Sellers), or any representation or warranty expressly set forth in Article IV (in the case of Buyer). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include constructive fraud or other claims based on constructive knowledge or negligent misrepresentation, equitable fraud, unjust enrichment or any other fraud-based claim or theory that is other than actual and intentional fraud.

“GAAP” means United States generally accepted accounting principles as of the Balance Sheet Date, consistently applied by the Group Companies.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, ruling or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, collectively, the US Group Companies, Flyover Vancouver and Flyover Iceland.

“Group Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any Retained Company in support of any obligation of the Business, including those obligations listed in Section 1.01(a) of the Disclosure Schedule.

“Group Company Interests” means, with respect to each Group Company, the issued and outstanding shares of capital stock of or other equity interests in the Group Companies, as applicable, in each case as described in Section 3.06(b).

“Group Company Plan” means any Benefit Plan that is sponsored or maintained by a Group Company.

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“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under any Environmental Law based upon its toxic, hazardous or deleterious characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, silica and asbestos.

“Iceland Group Companies” means, collectively, the Iceland Target and Flyover Iceland.

“Iceland Target” means Esja Attractions, ehf., an Icelandic private limited company.

“Incentive Agreements” means that certain (a) Transaction Incentive Bonus Agreement, dated February 6, 2025, by and between Parent and Lisa Adams and (b) Transaction Incentive Bonus Agreement, dated May 12, 2025, by and between Parent and Sean Black.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income (however denominated) or profit.

“Indebtedness” means, without duplication, as calculated in accordance with the Accounting Principles and subject to the final sentence of this definition, (a) all obligations of the Group Companies for borrowed money, (b) all obligations of the Group Companies evidenced by notes, bonds (other than surety bonds), debentures or other similar instruments, (c) all reimbursement or repayment obligations of the Group Companies under letters of credit and surety bonds solely to the extent such letters of credit have been drawn or claims have been made under such surety bonds, (d) all obligations of the Group Companies under capitalized finance leases to the extent any such lease is accrued as indebtedness in accordance with the Accounting Principles, (e) all obligations of the Group Companies for guarantees of another Person in respect of any items set forth in clauses (a) through (d) (other than guarantees that constitute Permitted Liens), (f) all accrued interest, fees and expenses resulting from any of the items set forth in clauses (a) through (e), and (g) the Pre-Closing Income Tax Liability. For the avoidance of doubt, (x) any Liability of the Group Companies included in the calculation of Net Working Capital or Unpaid Transaction Expenses or (y) any intercompany balances solely between the Group Companies, in either case, shall not be included in the calculation of Indebtedness for any purpose hereunder.

“Information Privacy and Security Laws” means all applicable Laws concerning the collection, use, disclosure, privacy, security, or protection of Personal Information and data breach notification Laws.

“Intellectual Property Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) trade secrets and other intellectual property rights in confidential information, data, know-how, methods and processes; (d) copyrights, designs, industrial designs, mask works and database rights, whether or not registered, and registrations and applications for registration thereof; and (e) Internet domain names.

“IT Assets” means all of the information technology assets and resources used in the conduct of the Business, whether owned, leased, licensed, subscribed to or maintained by the Group Companies, including (a) all hardware, firmware, equipment, workstations, routers, hubs,

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switches, circuits, servers and other network or telecommunications devices; (b) all software, applications, platforms, databases, websites (including associated domain names, hosting arrangements, code and content), and related documentation; (c) all computer systems, networks, and cloud-based or hosted services; and (d) all associated tools, credentials, access rights, and other information technology equipment and systems.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Section 1.01(b) of the Disclosure Schedule.

“knowledge of Sellers”, “Sellers’ knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Section 1.01(c) of the Disclosure Schedule.

“Law” means, with respect to any Person, any statute, law, bylaw, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person, in each case to the extent having the force of law.

“Leased Real Property” means the real property leased or subleased by any Group Company as tenant or subtenant described in Section 3.12(b) of the Disclosure Schedule.

“Leases” means any leases and subleases pursuant to which any Group Company has a leasehold or subleasehold interest in the material Leased Real Property.

“Liability” means any liability, cost, expense or debt of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, hypothecation, lease, sublease, occupancy agreement, pledge, security interest, right of way, easement, encroachment, option or conditional sale agreement, in each case, in respect of such property, equity interest or other asset.

“Material Adverse Effect” means a material adverse effect on the results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) actual or proposed changes in Law or other legal or regulatory conditions or changes in financial accounting standards or, in each case, any interpretation thereof; (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) financial and capital markets conditions (or changes to such conditions), including interest rates and currency exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (d) seasonal fluctuations; (e) any trend or change generally affecting any of the industries in which the Group Companies operate; (f) the entry into or announcement of this Agreement (including the fact that the prospective owner of the Group Companies is Buyer or any Affiliate of Buyer), the pendency or

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consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document, including any adverse change in customer, supplier, governmental, landlord, or similar relationships resulting therefrom or with respect thereto (including the termination of any Contracts with such counterparties); (g) the compliance with the terms of this Agreement or any other Transaction Document or the taking of any action (or the omission of any action) required or contemplated by this Agreement or any other Transaction Document or taken (or omitted to be taken) with the written consent of Buyer or otherwise as requested or approved by Buyer or its Affiliates; (h) weather conditions, global health conditions (including any epidemic, pandemic or disease outbreak) or other force majeure events, any act of God or natural disaster, including any material worsening of such conditions or any commercially reasonable responses thereto; (i) any acts of terrorism or changes in geopolitical conditions; (j) any failure of the Group Companies to meet any projections, business plans or forecasts (provided that, this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (k) any Liability of the Retained Businesses; (l) any matter of which Buyer is aware on the date of this Agreement or to which Buyer has consented or hereafter consents in writing; (m) any departure or termination of any Service Provider; or (n) any proceedings made or brought by any of the current or former equity holder of any Seller (directly on their own behalf or derivatively in the right of or otherwise on behalf of such Seller) against such Seller; provided, further, that in the case of the foregoing clauses (b), (c), (e), (h) and (i), except to the extent that such matters materially and disproportionately impact the Group Companies relative to other similarly situated Persons in the industries in which the Group Companies operate, then the incremental disproportionate impact or impacts, and solely such incremental disproportionate impact or impacts, may be taken into account (and only to the extent thereof) in determining whether a Material Adverse Effect has occurred.

“Net Working Capital” means, as calculated in accordance with the Accounting Principles, the Group Companies’ consolidated current assets calculated with only the line items set forth in the Sample Closing Statement minus the Group Companies’ consolidated current liabilities set forth in the Sample Closing Statement. For the avoidance of doubt, any (a) Cash and Cash Equivalents, (b) Income Tax or deferred Tax asset or liability or (c) Liability of the Group Companies included in the calculation of Indebtedness or Unpaid Transaction Expenses, in either case, shall not be included in the calculation of Net Working Capital for any purpose hereunder.

“Net Working Capital Adjustment Amount,” which may be positive or negative, means the Closing Date Net Working Capital minus the Target Closing Net Working Capital.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, certificate of amendment, certificate of amalgamation, articles of incorporation, articles of amendment, articles of association, articles of amalgamation, memorandum of association, bylaws, operating agreement, unanimous shareholders agreement, partnership agreement or similar formation or governing documents and instruments.

“Owned Real Property” means the real property owned by any Group Company, as described in Section 3.12(a) of the Disclosure Schedule.

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“Patents” means patents, utility models, and other statutory invention registrations and applications for any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or such Liens which have been filed of record but which have been bonded over or otherwise insured against, (c) municipal bylaws, restrictions or regulations, and zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (d) Liens of public record to the extent not terminated in connection with Section 2.05(c), (e) covenants, conditions, restrictions, matters of record, easements, reservations, encroachments, rights of way, encumbrances, defects, imperfections, irregularities of title or other similar matters or similar Liens, if any, that would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto, (f) with respect to any Leased Real Property, (i) any Lien to which the underlying interest in such Leased Real Property is subject, including, without limitation, the interests and rights of the respective lessors with respect thereto and (ii) any Lien pursuant to or permitted under the applicable Lease and any ancillary documents thereto, (g) covenants, conditions, restrictions, matters of record, easements, reservations, encroachments, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that would be apparent upon physical inspection of the Real Property or review of an accurate survey covering the Real Property, or that are otherwise disclosed in any real property files that have been made available to Buyer, (h) Liens created by Buyer or its successors and assigns, (i) Liens disclosed in the Financial Statements or the Disclosure Schedule, including those listed in Section 1.01(d) of the Disclosure Schedule, (j) Liens (other than monetary liens) incurred in the ordinary course of business since the Balance Sheet Date, (k) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (l) Liens securing Indebtedness outstanding under the Credit Facility (to the extent such Liens relating to the Purchased Interests and the Group Companies’ assets are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof), (m) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest, (n) purchase money Liens and Liens securing obligations under capital leases and (o) statutory Liens for obligations not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is regulated or protected by one or more Information Privacy and Security Laws.

“Pre-Closing Reorganization” means the reorganization transaction(s) pursuant to which all employees, assets, rights and obligations related to the Business were transferred or assigned by Canada Seller to Flyover Vancouver in accordance with the documentation provided to Buyer prior to the date hereof.

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“Pre-Closing Income Tax Liability” means the sum of the aggregate amounts (which may not be less than zero with respect to each type of Income Tax and jurisdiction) of unpaid Income Taxes (other than Combined Taxes) of the Group Companies beginning on or after January 1, 2025, solely in respect of those jurisdictions in which the Group Companies are currently filing Tax Returns with respect to Income Taxes or jurisdictions in which the Group Companies first began doing business on or after January 1, 2025, determined (i) without regard to deferred Tax balances or any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (ii) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the Group Companies in preparing Tax Returns with respect to Income Taxes to the extent such methodologies and past practices are permitted under applicable Law; (iii) on a “closing of the books” basis in accordance with Section 6.01(c); and (iv) reducing Pre-Closing Income Tax Liability (but not below zero) by any estimated Income Tax payments for, and overpayments of Income Taxes, in each case to the extent such payments or overpayments are actually available under applicable Law to reduce amounts that would otherwise constitute unpaid Income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods.

“Pre-Closing Tax Period” means, for Canadian Tax purposes, any Tax period (or portion thereof) beginning before and ending prior to the date hereof and, for other Tax purposes, any Tax period (or portion thereof) ending prior to or on the date hereof.

“R&W Insurance Policy” means the representation and warranty insurance policy issued to Buyer with respect to this Agreement in the form delivered to Sellers prior to the execution of this Agreement.

“Real Property” means the Leased Real Property together with the Owned Real Property.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents, lenders and other authorized representatives.

“Retained Businesses” means the businesses now, previously or hereafter conducted by Parent and its Subsidiaries, in each case, other than the Business.

“Retained Companies” means Parent and all of the direct and indirect Subsidiaries of Parent, other than the Group Companies.

“Sample Closing Statement” means the sample calculation of (a) Net Working Capital, (b) Indebtedness, (c) Cash and Cash Equivalents and (d) Unpaid Transaction Expenses of the Group Companies as of October 31, 2025 attached hereto as Exhibit B.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means each Benefit Plan sponsored or maintained by Parent or its Subsidiaries, other than a Group Company.

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“Service Provider” means any officer, director, individual independent contractor or consultant of any Group Company or Business Employee.

“Shared Contract” means any Contract to which Parent or any of its Subsidiaries (including the other Sellers and the Group Companies) is a party with any non-Affiliated third party and which benefits both the Business and any Retained Business.

“Straddle Tax Period” means, for Canadian Tax purposes, any Tax period which includes, but does not begin or end on, the date hereof and, for other Tax purposes, any Tax period which includes, but does not end on, the date hereof.

“Subsidiary” means, with respect to any Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Supply Contract” means a Contract pursuant to which any Group Company licenses or otherwise receives products and services to customers of the Business.

“Target Closing Net Working Capital” means $[1,945,275]. For the avoidance of doubt, this represents a negative number.

“Tax” means all federal, state, provincial, territorial or local taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, value added, goods and services, harmonized, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding, environmental, carbon and estimated tax), and any interest, penalty, or addition with respect thereto imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).

“Tax Return” means any report, return, document, declaration, election or other information or filing required to be made, filed or supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trademarks” means all trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, slogans, tag lines, social media accounts, domain names and other indicia of origin, and all registrations and applications to register the foregoing.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Escrow Agreement and any other agreements or instruments executed pursuant hereto.

“Transition Services Agreement” means that transition services agreement by and between Buyer and Seller to be entered into the form attached hereto as Exhibit G.

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“Unpaid Transaction Expenses” means, solely to the extent incurred prior to the Closing and not paid prior to the Closing and without duplication, (i) all fees, expenses and costs payable by the Group Companies in connection with the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third party advisors and (ii) all transaction bonuses, retention payments or change in control payments that become due as a result of the transactions contemplated hereunder and are payable by any Group Company to any of Service Provider as of the consummation of the Closing (but excluding any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of service on or following the consummation of the Closing, and further excluding any amounts payable pursuant to the Incentive Agreements), and the employer portion of any employment Taxes incurred by a Group Company in connection with the payment of any such amounts; provided that, for the avoidance of doubt, Unpaid Transaction Expenses shall not include any amount included in Indebtedness or Net Working Capital. Unpaid Transaction Expenses will include $100,000 in respect of a payment for fees, expenses and costs related to the premium for the R&W Insurance Policy.

“US Group Companies” means, collectively, US Target and Flyover Las Vegas LLC, a Delaware limited liability company.

“US Target” means Flyover Attractions, Inc., a Delaware corporation.

Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accountant	2.05(c)
Agreement	Preamble
Benefits Continuation Period	7.01
Business	Recitals
Buyer	Preamble
Buyer Business Asset	5.05(a)
Buyer Releasees	5.16(a)
Buyer Releasing Parties	5.14(a)
Buyer Termination Fee	9.03(b)
Canada Deliverables	2.04(c)(vii)
Canada Interests	Recitals
Canada Seller	Preamble
Closing	2.04(a)
Closing Allocation	2.03(d)
Closing Balance Sheet	2.05(b)
Closing Date Cash	2.05(b)
Closing Date Indebtedness	2.05(b)
Closing Statement	2.05(b)
Competitive Activity	5.15(c)
Designated Person	10.15(b)
Determination Date	2.05(c)
Escrow Agent	2.03(e)

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Term	Section
Escrow Agreement	2.03(e)
Escrow Amount	2.03(e)
Estimated Closing Date Cash	2.05(a)
Estimated Closing Date Indebtedness	2.05(a)
Estimated Closing Date Net Working Capital	2.05(a)
Estimated Purchase Price	2.05(a)
Financial Statements	3.06(a)
Guaranteed Obligations	10.17
Guarantor	Preamble
Iceland Deliverables	2.04(c)(viii)
Iceland Interests	Recitals
Indemnified Parties	5.14(a)
Information	10.15(a)
Insurance Policy	3.20
Material Contract	3.09(a)
Mirrored Shared Contracts	5.04(a)
Mirrored Shared Contractual Liabilities	5.04(c)
Non-Assignable Assets	2.02(a)
Parent	Preamble
Parent SEC Documents	Article III
Party or Parties	Preamble
Permits	3.15
Post-Condition Period	2.04(a)
Prior Business Counsel	10.15(b)
Privileged Information	10.15(a)
Privileges	10.15(a)
Purchase Price	2.03(a)
Purchased Interests	Recitals
R&W Insurer	5.08(a)
Requisite Governmental Approvals	4.03
Retained Assets	2.02(a)
Retained Business Asset	5.05(a)
Seller Authorization	3.02
Seller Releasees	5.17(a)
Seller Releasing Parties	5.16(a)
Sellers	Preamble
Tax Claim	6.02
Termination Date	9.01(b)
Transfer Taxes	6.01(b)
Transferred Assets	2.02(a)
Transition Services Period	2.04(a)
US Deliverables	2.04(c)(vi)
US Interests	Recitals
US Seller	Preamble
Yesco	Exhibit C, 3

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Term	Section
Yesco Finance Lease Agreement	Exhibit C, 3

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles. Any document or item shall be deemed “delivered,” “provided” or “made available” to Buyer within the meaning of this Agreement if such document or item is (a) included in the “Project Bullet Train” electronic data room hosted by Datasite, (b) actually delivered or provided to Buyer or any of its Representatives (including by email) or (c) made available upon request.

Article II
Purchase and Sale

Section 2.01 Purchase and Sale of the Purchased Interests.

a. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer (or any of its Affiliate designees), and Buyer (or any of its Affiliate designees) agrees to purchase from Sellers, all of the Purchased Interests at the Closing, free and

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clear of all Liens other than restrictions on transfer arising under applicable securities Laws or pursuant to applicable Organizational Documents.

Section 2.02 Non-Assignable Assets.

a. With respect to any asset held by a Group Company that is not primarily related to the Business (a “Retained Asset”) or any asset held by a Retained Company but primarily related to the Business (a “Transferred Asset”) (or, in either case, any right thereunder) where the attempted assignment of such Retained Asset or Transferred Asset, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach thereunder or would adversely affect in any material respect the rights of any Retained Company or any Group Company, as applicable, thereunder (such assets, collectively, the “Non-Assignable Assets”, a list of which is set forth under Section 2.02 of the Disclosure Schedule), each Party agrees that, notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Non-Assignable Assets. Sellers and Buyer shall use, and shall (x) cause their respective Subsidiaries to use, their commercially reasonable efforts for three (3) months after the date hereof to obtain all applicable consents required in order to transfer any Retained Asset to a Retained Company designated by Parent and to transfer any Transferred Asset to either of a Group Company or its Affiliate, as designated by Buyer, and (y) take such other actions as are reasonably requested by Sellers or Buyer (as applicable) in order to obtain such consents. Once a consent described in this Section 2.02(a) is obtained from, or such other action described in this Section 2.02(a) is taken by, such third party or Governmental Authority, the applicable Non-Assignable Assets shall be deemed to have been automatically assigned and transferred to (x) a Retained Company designated by Parent in the case of Retained Assets or (y) either of a Group Company or its Affiliate, as designated by Buyer, in the case of the Transferred Assets, in each case, on the terms set forth in this Agreement, as of immediately prior to the Closing, for no additional consideration.

b. For the avoidance of doubt, it is acknowledged and agreed that (i) Buyer will purchase all of the Purchased Interests, and (ii) the assets (including any Permitted Liens thereon) and Liabilities of the Group Companies (excluding the Retained Assets and any Liabilities thereon) will remain the assets and Liabilities of the Group Companies, respectively and (iii) all Business Employees who are employed by the Group Companies at the close of business on the day immediately prior to the Closing will remain employees of the Group Companies at and immediately after the Closing.

Section 2.03 Purchase Price; Allocation of Purchase Price; Withholding; Escrow Amount.

a. The “Purchase Price” for the Purchased Interests shall, subject to the adjustments set forth in Section 2.05, be an amount in cash equal to (i) $78,400,000, plus (ii) the Net Working Capital Adjustment Amount, minus (iii) the Closing Date Indebtedness, plus (iv) the Closing Date Cash, minus (v) the Unpaid Transaction Expenses.

b. For purpose of accounting, tax reporting, and payment, the Purchase Price shall be allocated among the Purchased Interests as follows:

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(i) $14,256,210 shall be allocated to the interests of Esja Attractions, ehf. and paid to Pursuit Attractions and Hospitality, Inc.

(ii) $32,121,000 shall be allocated to the interests of FlyOver Vancouver, Inc. and paid to Brewster, Inc.

(iii) $31,638,790 shall be allocated to the interests of FlyOver Attractions Inc. and paid to Pursuit Investment Holdings, Inc.

c. Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for tax purposes under applicable Tax Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall provide written notice to Parent and the Person in respect of which such deduction or withholding is to be made no less than fifteen (15) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use reasonable best efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Parent with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts deducted, withheld and remitted consistent with the terms of this Section 2.03(c) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

d. At Closing, Parent shall deliver a schedule allocating the Purchase Price among the Purchased Interests (the “Closing Allocation”). Parent shall adjust the Closing Allocation in good faith to take into account the final determination of the calculation of the Purchase Price in accordance with Section 2.05. The Parties shall not take any position inconsistent with the Closing Allocation (and any adjustments thereto) in the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review, Tax proceeding or Tax Claim relating to any Tax Returns.

e. Guarantor shall deposit ten million dollars ($10,000,000) (the “Escrow Amount”) into an escrow account created by Parent with Western Alliance (the “Escrow Agent”) to be held in escrow pursuant to the terms of that certain Escrow Agreement, entered into on the date hereof, by and between Parent, Buyer, Guarantor and Escrow Agent (the “Escrow Agreement”), and this Agreement, as applicable. The Escrow Amount shall be deposited in accordance with the following timeline:

(i) Within three (3) days of execution of this Agreement, four million nine hundred thousand dollars ($4,900,000); and

(ii) Within fourteen (14) days of execution of this Agreement, five million one hundred thousand dollars ($5,100,000).

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Section 2.04 Closing; Transitional Services Period.

a. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Interests hereunder shall take place remotely by the electronic exchange of signature pages for executed documents on the date that is 10 Business Days after all of the conditions set forth in Section 8.01 (the
“Post-Condition Period”) of this Agreement have been satisfied or waived in writing by the Party entitled to the benefit thereof. Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. For the period commencing upon the Closing up to and including the date that is four (4) months thereafter (the “Transition Services Period”), unless otherwise extended pursuant to the Transition Services Agreement, Parent shall provide to Buyer transition services pursuant to the terms of the Transition Services Agreement.

b. At the Closing, Buyer shall pay to Parent the Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Parent in consideration for the sale of the Purchased Interests.

c. The following deliveries shall be made prior to or at the Closing:

(i) Sellers and Buyer shall deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which they are party;

(ii) the applicable Seller or Group Company shall deliver to Buyer duly executed instruments of transfer, registers or transcripts evidencing the sale, conveyance, transfer and assignment of the Group Company Interests in accordance with Section 2.01, in each case in the form attached hereto as Exhibit H or Exhibit I;

(iii) Each respective Seller shall deliver to Buyer each duly executed Seller Authorization in the form attached hereto as Exhibit F;

(iv) Sellers shall deliver to Buyer any duly executed stock or share certificate(s), representing all of the issued and outstanding equity interests of the respective Group Companies for which stock or share certificates currently exist, free and clear of any Lien;

(v) Parent, US Seller or Canada Seller, as appliable, shall deliver a customary lien release with respect to Parent’s credit agreement with Bank of America, N.A., as agent, with respect to the Purchased Interests, together with UCC-3 termination statements, PPSA discharges and intellectual property security interest releases in the United States and Canada and recordation with the USPTO of a release or termination of any recorded security interests;

(vi) Parent and US Seller shall deliver, or cause to be delivered, to Buyer all deliveries relating to the US Target set forth under Exhibit C to this Agreement (the “US Deliverables”);

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(vii) Parent and Canada Seller shall deliver, or cause to be delivered, to Buyer all deliveries relating to Flyover Vancouver set forth under Exhibit D to this Agreement (the “Canada Deliverables”);

(viii) Parent shall deliver, or cause to be delivered, to Buyer all deliveries relating to the Iceland Target set forth under Exhibit E to this Agreement (the “Iceland Deliverables”);

(ix) All other documents and items required by this Agreement, to be delivered, or caused to be delivered by the Seller, as applicable, at or before Closing; and

(x) Parent and US Seller shall each deliver a duly executed IRS Form W-9 to Buyer.

d. Subject to and immediately following the Closing, Parent, Buyer and Guarantor shall direct the Escrow Agent to release the Escrow Amount to Guarantor, to be delivered pursuant to the terms of the Escrow Agreement.

Section 2.05 Purchase Price Adjustment.

a. Section 2.05(a) of the Disclosure Schedule sets forth (i) Parent’s good faith estimate of (A) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the resulting Net Working Capital Adjustment Amount, (B) the aggregate amount of all Indebtedness as of the Adjustment Time (the “Estimated Closing Date Indebtedness”), (C) the Cash and Cash Equivalents of the Group Companies as of the Adjustment Time (the “Estimated Closing Date Cash”), and (D) the Unpaid Transaction Expenses and (ii) Parent’s resulting calculation of the estimated Purchase Price (the “Estimated Purchase Price”).

b. As soon as reasonably practicable following the date hereof, and in any event within ninety (90) days of the Closing Date, Buyer shall prepare and deliver to Parent (i) an unaudited combined balance sheet of the Group Companies as of the Adjustment Time (the “Closing Balance Sheet”), and (ii) a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (A) the Closing Date Net Working Capital and the resulting Net Working Capital Adjustment Amount, (B) the aggregate amount of Indebtedness set forth in the Closing Balance Sheet (the “Closing Date Indebtedness”), (C) Cash and Cash Equivalents of the Group Companies set forth in the Closing Balance Sheet (the “Closing Date Cash”), and (D) the Unpaid Transaction Expenses, and (E) the resulting Purchase Price, in each case, determined without giving effect to (x) the consummation of the transactions contemplated by this Agreement to occur at Closing (including any adjustments as a result of the application of purchase accounting), (y) any financing transactions in connection therewith or by Buyer or its Subsidiaries (including each of the Group Companies) after the Closing or (z) any action or omission by Buyer or any of its Subsidiaries (including each of the Group Companies) with respect to the Business or the Group Companies. Except as otherwise provided herein, the Closing Balance Sheet and the Closing Statement shall be prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Closing Statement. Nothing in this Section 2.05(b) is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements or the Balance Sheet, or any actual or alleged failure of the Financial

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Statements or the Balance Sheet to be prepared in accordance with the Accounting Principles or in good faith. Following the Closing, Buyer shall provide to Parent and its Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) auditors of Buyer relating to the preparation of the Closing Balance Sheet and the Closing Statement and shall cause the personnel of Buyer and its Subsidiaries to cooperate with Parent and its Representatives in connection with their review of the Closing Balance Sheet and the Closing Statement.

c. If Parent disagrees with the calculation of the Purchase Price set forth in the Closing Statement (or any portion of the calculation thereof), it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) Business Days after its receipt of the Closing Statement. In the event that Parent does not provide such a notice of disagreement within such sixty (60)-Business Day period, Parent shall be deemed to have accepted the Closing Statement and the calculation of the Purchase Price set forth therein, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Parent shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Statement. If, at the end of such period, they are unable to resolve such disagreements, then PricewaterhouseCoopers LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Parent) (the “Accountant”) shall resolve any remaining disagreements. The Accountant shall determine as promptly as practicable, but in any event within thirty (30) Business Days of the date on which such dispute is referred to the Accountant, whether the line items for which disagreements exists between Buyer and Parent on the Closing Balance Sheet and the Closing Statement were prepared in accordance with the standards set forth in Section 2.05(b) and whether and to what extent (if any) such line items and the calculation of the Purchase Price set forth in the Closing Statement requires adjustment. Buyer and Parent shall instruct the Accountant not to, the Accountant shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or Buyer, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or Buyer, on the other hand, in the Closing Statement or any notice of disagreement contemplated by this Section 2.05(c). The fees and expenses of the Accountant shall be paid one-half by Buyer (or its Subsidiaries) and one-half by Parent (or the Retained Companies) on behalf of the applicable Seller(s). The determination of the Accountant shall be final, binding and conclusive on the Parties (absent Fraud or manifest error). The date on which the calculation of the Purchase Price is finally determined in accordance with this Section 2.05(c) is hereinafter referred to as the “Determination Date.”

d. If the Purchase Price, as finally determined pursuant to Section 2.05(c), exceeds the Estimated Purchase Price, Buyer shall pay to Parent (or one or more Retained Companies designated by Parent) for distribution to the applicable Seller(s), within ten (10) days of the Determination Date, an amount in cash equal to such excess in immediately available funds by wire transfer to an account or accounts designated by Parent, by written notice to Buyer. If the Purchase Price, as finally determined pursuant to Section 2.05(c), is less than the Estimated Purchase Price, Parent shall pay, or shall cause to be paid, on behalf of the applicable Seller(s) to Buyer, within ten (10) days of the Determination Date, an amount in cash equal to such difference in immediately available funds by wire transfer to an account or accounts designated by Buyer, by

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written notice to Parent. For U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law, any payment pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price (and allocated between the Purchased Interests as determined by Parent).

Article III
Representations and Warranties of Sellers

Except (a) as set forth in the Disclosure Schedule (but subject to Section 10.13) and (b) as otherwise disclosed or identified in all reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act (the “Parent SEC Documents”) (excluding any disclosure under the heading “Cautionary Note Regarding Forward-Looking Statements” but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), Sellers represent and warrant to Buyer as of the date of this Agreement that:

Section 3.01 Existence and Power. Each Seller is duly organized, validly existing and (to the extent applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation, incorporation or amalgamation, as applicable, and has all requisite corporate powers required to carry on its business as now conducted, except where the failure to have such power would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of such Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.

Section 3.02 Authorization. The execution, delivery and performance by each Seller of the Transaction Documents, in each case, to which such Seller is a party and the consummation of the transactions contemplated thereby are within such Seller’s organizational powers and have been (or will be prior to execution) duly authorized by all necessary organizational action on the part of such Seller (each a “Seller Authorization” and, collectively, the “Seller Authorizations”). Each Transaction Document has been duly and validly executed and delivered by each Seller party thereto and (assuming the due and valid execution and delivery of such Transaction Document by each other party thereto) constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 3.03 Governmental Authorization. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required on the part of any Seller or the Group Companies with respect to any Seller’s execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, except for (a) applicable requirements of the Exchange Act and (b) any consents, approvals, authorizations,

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declarations or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.04 Noncontravention. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.04 of the Disclosure Schedule, and except as may result from any facts or circumstances relating solely to Buyer, the execution and delivery by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and to the knowledge of the Sellers will not, as of the Closing, (a) violate any applicable Law to which any Seller or any Group Company is subject or by which any property or asset of the Group Companies is bound, (b) violate any provision of, or result in a breach of, the Organizational Documents of any Seller or any Group Company, (c) violate any provision of, or result in a breach of, or require a consent under, any Contract, or terminate or result in the termination of any such Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Contract or upon any of the properties or assets of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Group Companies.

a. Each of the Group Companies is duly organized, validly existing and (to the extent applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, is extra-provincially registered in and is in good standing with respect to the filing of annual reports in the Province of British Columbia, and has all corporate or similar powers required to carry on its business as now conducted, except where the failure to have such power would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Group Companies is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Each of the Group Companies is able to satisfy its debts as they come due. Sellers have made available to Buyer correct and complete copies of the Organizational Documents (including all amendments, modifications and other changes thereto) of each of the Group Companies as in effect on the date of this Agreement.

b. All of the issued and outstanding Group Company Interests of the Group Companies have been duly authorized and validly issued in accordance with their respective Organizational Documents and applicable Law, and are fully paid and nonassessable.

c. (i) Sellers collectively own, beneficially, legally and of record, the Group Company Interests free and clear of all Liens, other than Permitted Liens, (ii) none of the Group Company Interests have been issued in violation of, or are subject to, any preemptive or subscription rights and (iii) there is no existing option, warrant, call, right or agreement to which Parent or any of its Subsidiaries (including the other Sellers and the Group Companies) is a party

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that requires, and there are no securities of any Group Companies outstanding that upon conversion or exchange would require, the issuance of any capital stock or other equity interest of any Group Company, as applicable, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any capital stock or other equity interest of any Group Company. Neither Parent nor any of its Subsidiaries (including the other Sellers and the Group Companies) is a party to any voting trust or other agreement with respect to the voting, redemption, sale, transfer or other disposition of any Group Company Interests.

d. Except for Flyover Las Vegas LLC (which is wholly owned by the US Target), none of the US Group Companies have any other Subsidiaries or own any equity interests in any other Person, and Flyover Vancouver does not have any Subsidiaries and does not own any equity interests in any other Person.

Section 3.06 Financial Statements.

a. Prior to the date hereof, the unaudited combined statements of financial position of the Group Companies as of October 31, 2024 (the “Financial Statements”) have been made available to Buyer. The Financial Statements (a) have been prepared from the books and records of Parent in all material respects (except as may be indicated in the notes thereto) and (b) do not materially misstate the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Group Companies as of the respective dates of, and for the periods referred to in, the Financial Statements. This Section 3.06 is qualified by the fact that each of the Group Companies has not operated as a separate “stand alone” entity. As a result, each of the Group Companies has been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Group Companies operated as an independent enterprise.

b. The Sellers maintain a system of internal accounting controls that are designed to provide reasonable assurances regarding the reliability of the Financial Statements and the preparation of financial statements for external purposes in accordance with the books and records of the Sellers and the Group Companies, including internal accounting controls designed to provide reasonable assurances (i) that transactions are executed in accordance with general or specific authorization, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the books and records of Sellers and the Group Companies, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business or the Group Companies, and (iv) that the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

c. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Group Companies, taken as a whole, the accounts and notes receivable reflected on the Financial Statements (i) are collectible in the ordinary course of business (net of contractual allowances and bad debt reserves established in accordance with prior practice), (ii) represent legal, valid and binding obligations, enforceable in accordance with their terms, (iii) are not the subject of any Action (whether pending or threatened), and (iv) have arisen only from bona fide transactions in the ordinary course of business and are payable on ordinary

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trade terms. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Group Companies, taken as a whole, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to the accounts and notes receivable.

d. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Group Companies, taken as a whole, the accounts and notes payable of the Business and the Group Companies (i) are in each case not overdue, (ii) represent obligations of the Group Companies for products or services actually received and (iii) are not subject to any Action (whether pending or threatened).

Section 3.07 Absence of Certain Changes.

a. Except for actions taken in preparation for the transactions contemplated by this Agreement (including the Pre-Closing Reorganization), from the Balance Sheet Date through the date of this Agreement, (a) the Business has been conducted in the ordinary course of business consistent with past practices in all material respects and (b) to the knowledge of the Sellers, there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08 No Undisclosed Liabilities. To the knowledge of the Sellers, there is no Liability of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with the Accounting Principles, except for liabilities, debts and obligations (a) reflected or reserved for on the Financial Statements or otherwise set forth in the Disclosure Schedule, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Business, (c) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (d) that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.09 Material Contracts.

a. With respect to the Business, no Group Company is a party to or bound by:

(i) any lease of personal property requiring (A) annual payments of $10,000 or more or (B) aggregate payments of $250,000 or more, in the case of each of clauses (A) and (B), that cannot be terminated on not more than one hundred twenty (120) days’ notice without payment by any Group Company of any penalty;

(ii) any Supply Contract between any Group Company and the ten (10) largest suppliers of goods or services to the Group Companies, in each case, as measured by dollar value of aggregate purchases of goods or services by or for the benefit of the Group Companies since December 31, 2024 through December 31, 2025;

(iii) any Contracts relating to Group Company Interests or other securities of any of the Group Companies or rights in connection therewith (other than the Organizational Documents of the Group Companies), including any Contract that grants or conveys any put, call, right of first refusal, first offer, first negotiation or similar preferential treatment to any Person (other than any of the Group Companies);

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(iv) any Contract requiring any of the Group Companies to indemnify or hold harmless any Person other than in the ordinary course of business or where such indemnification obligation would be reasonably expected to, individually or in the aggregate, be material to the Business or the Group Companies, taken as a whole;

(v) any Contract with a Governmental Authority;

(vi) any Contract pursuant to which the Business or any of the Group Companies is obligated to make future capital expenditures in excess of $50,000 in the aggregate;

(vii) any Contract involving the settlement, conciliation, compromise or waiver of any Action that provides for payments by a Group Company which have not been (or will not, as of the Closing, be) satisfied or discharged in full, or imposes a material outstanding obligation that is effective as of or following the date hereof on any of the Group Companies or the Business;

(viii) any partnership, joint venture, strategic alliance or other similar agreement with any third party that is not a Group Company;

(ix) any agreement that expressly limits in any material respect the freedom of any Group Company to compete in any line of business or with any Person or in any area which would so limit the freedom of Buyer after the date hereof;

(x) any agreement pursuant to which (A) any Group Company licenses or otherwise provides the right to use material Business Owned Intellectual Property Rights to any third party, other than non-exclusive licenses or rights to use granted to customers, and (B) any Group Company licenses or otherwise receives the right to use material Business Intellectual Property Rights from any third party, other than COTS Licenses; or

(xi) excluding the Credit Facility, any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $150,000, or any guarantee of third party obligations in excess of $150,000, or any material letters of credit, performance bonds or other credit support for the Group Companies that will need to be replaced at Closing.

Each Contract set forth in Section 3.09(a) of the Disclosure Schedule (other than the Leases, as to which certain representations and warranties are made exclusively pursuant to Section 3.12), a “Material Contract”.

b. Sellers have made available to Buyer a true, correct and complete copy of each Material Contract, including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto, to the extent in Sellers’ possession. All of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Group Company party thereto and, to the knowledge of Sellers, represent the legal, valid and binding obligations of the other parties thereto. (A) No Group Company or, to the knowledge of Sellers, any other party thereto is in material breach of or material default under any such Material Contract, (B) as of the date hereof, no Group Company has received any written

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claim or notice of material breach of or material default under any such Material Contract and (C) to the knowledge of Sellers, as of the date hereof, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract (in each case, with or without notice or lapse of time or both).

Section 3.10 Litigation. Except for Actions under Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18), there are no pending or, to the knowledge of Sellers, threatened in writing, Actions at Law or in equity or, to the knowledge of Sellers, investigations before or by any Governmental Authority against the Group Companies or the Business that, in each case, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Sellers, as of the date hereof, there are no facts or circumstances which would reasonably be expected to result in or lead to the instigation of any Action against or by any Group Company or the Business, or affecting any of such Group Company’s respective assets, properties or business that, in each case, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11 Compliance with Laws. Except with respect to (a) compliance with Laws concerning Intellectual Property Rights (as to which certain representations and warranties are made exclusively pursuant to Section 3.13(c) and Section 3.14), (b) compliance with Laws concerning Benefit Plans and employee matters (as to which certain representations and warranties are made exclusively pursuant to Section 3.16 and Section 3.17), (c) compliance with Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18) and (d) compliance with Law concerning Taxes (as to which certain representations and warranties are made exclusively pursuant to Section 3.19), neither the Sellers nor any of their respective Subsidiaries (including the Group Companies) is in violation of any Law relating to the conduct of the Business or the Group Companies, except for violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12 Real Property.

a. Section 3.12(a) of the Disclosure Schedule sets forth a complete list of the Owned Real Property. With respect to the Owned Real Property: (i) each of the Group Companies has valid, good and marketable title in fee simple, free and clear of any Liens other than Permitted Liens, (ii) no Person other than the Sellers and their respective Subsidiaries, including the Group Companies, has the right to use or occupy the Owned Real Property, and (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

b. Section 3.12(b) of the Disclosure Schedule sets forth a complete list of the Leased Real Property. The Real Property constitutes all of the material real property that is owned, leased, used or held for use primarily in the conduct of the Business as currently conducted.

c. Except for Permitted Liens, as contemplated by the Transition Services Agreement, or as would not reasonably be expected, individually or in the aggregate, to result in Liability that is material to the Group Companies, taken as a whole, or otherwise materially and

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adversely impair the conduct of the Business, taken as a whole, in substantially the manner currently conducted, no Person other than Parent, the Sellers and each of their respective Subsidiaries, including the Group Companies, has the right to use or occupy the Leased Real Property.

d. Sellers have made available to Buyer a true, correct and complete copy of each Lease (including all amendments, extensions, renewals and guaranties with respect thereto) to the extent in Sellers’ possession. To the knowledge of Sellers, as of the date hereof, (i) each Lease (together with any amendment thereto) is valid and in full force and effect, (ii) all rent owed under each Lease has been paid to date and no rent or other amounts due under each Lease are overdue, (iii) to the knowledge of Sellers, there are currently no material disputes or unresolved claims between the landlord and the Group Company or Retained Company that is tenant with respect to any such Lease, and (iv) the Group Company or Retained Company that is the tenant thereunder, as applicable, is not in material default of its obligations under such Lease beyond any applicable notice and cure period, except for such material defaults as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and (v) each Lease constitutes the entire agreement between the landlord and the tenant thereunder in relation to Leased Real Property, and there are no other agreements relating to the same.

e. As of the date hereof, neither the Sellers nor any of their respective Subsidiaries (including the Group Companies) has received any written notice from any Governmental Authority that (i) any condemnation proceeding is pending or, to the knowledge of Sellers, threatened with respect to any Real Property, or (ii) any zoning or building, use or occupancy code, ordinance, order or regulation is violated by the operation or use of any Real Property that have not otherwise been cured.

f. To the knowledge of Sellers, there are no conditions affecting the buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property, except for such conditions which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies or the Business, taken as a whole.

Section 3.13 Intellectual Property.

a. Section 3.13(a) of the Disclosure Schedule contains a list of all Intellectual Property Rights that are related to the Business and registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

b. (i) As of the date hereof, no Action is pending that challenges the validity, ownership or enforceability of any Business Owned Intellectual Property Rights or any material Business Licensed Intellectual Property Rights, and (ii) to the knowledge of Sellers, as of the date hereof, no Person is infringing, misappropriating, diluting or otherwise violating any Business Owned Intellectual Property Rights or any material Business Licensed Intellectual Property Rights which, in the case of the foregoing clauses (i) or (ii), would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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c. None of the Group Companies is, to the knowledge of Sellers, infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of any other Person, and none of the Group Companies have received any charge, complaint, claim, demand, notice or threat during the three (3) years prior to the date of this Agreement alleging that any of the Group Companies has infringed, misappropriated, diluted, violated or otherwise challenged any Intellectual Property Rights of any other Person which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

d. The Business Intellectual Property Rights, together with the Intellectual Property Rights provided to Buyer and the Group Companies during the Transition Services Period, constitute all of the material Intellectual Property Rights owned by the Sellers and their respective Subsidiaries (including the Group Companies) that are used in the conduct of the Business as currently conducted. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03, the execution and delivery by Sellers of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in the loss, termination or impairment of any material Business Intellectual Property Rights. Each Contract pursuant to which the Group Companies obtained a right or license to use any material Business Intellectual Property Rights is in full force and effect, and represents the legal, valid and binding obligations of the Group Companies thereto and, to the knowledge of Sellers, represent the legal, valid and binding obligations of the other parties thereto, and none of the Group Companies are in or, to the knowledge of the Sellers, any of the other parties thereto are in, material breach of or material default under any such Contract.

e. Parent and its Subsidiaries have in place commercially reasonable measures to protect the confidentiality of the trade secrets and other material confidential information included in the Business Owned Intellectual Property Rights. To the knowledge of Parent, no such trade secrets or confidential information have been disclosed to any third party, other than to Persons subject to contractual, legal, or binding ethical obligations to preserve the confidentiality thereof.

f. All current and former employees and advisors of Parent and its Subsidiaries who have contributed to development of material Intellectual Property Rights for the Business that are purported to be owned by the Group Companies (including but not limited to VA Invest B.V., VA Invest Holding B.V., Hybrid Horizon ehf., This is City Attractions, B.V.) have assigned ownership of such Intellectual Property Rights to Parent or its applicable Subsidiary pursuant to written agreements or assignments, except where ownership thereof vests in Parent or one of its Subsidiaries by operation of Law.

g. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Sellers, the IT Assets operate and perform as required by the Group Companies for the conduct of the Business as currently conducted. The Group Companies have used commercially reasonable efforts to protect the integrity and security of the IT Assets (and all information stored or contained therein) against unauthorized use, access, interruption, modification or corruption. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Sellers, there has been no security breach or unauthorized access to the IT Assets in the past

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three (3) years, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any material information or data contained therein.

h. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, during the five (5) years prior to the date of this Agreement, to the knowledge of Sellers, (i) the Group Companies have operated the Business in compliance with all applicable Information Privacy and Security Laws, (ii) the Group Companies have established commercially reasonable data and information security programs, and (iii) none of the Group Companies has made or suffered any unauthorized access, use, or disclosure of Personal Information maintained by the Group Companies that would require notification or reporting under any Information Privacy and Security Laws.

i. Except as listed in Section 3.13(i) of the Disclosure Schedule, the Group Companies exclusively own all rights, title and interest in and to all Business Owned Intellectual Property Rights (free and clear of all encumbrances, other than the Permitted Lien), or have the right to use without payment of any royalty, license fee or similar fee, all of the Business Intellectual Property Rights.

j. Notwithstanding anything to the contrary in this Agreement, Section 3.09(a)(x), Section 3.09(b) and this Section 3.13 provide the sole and exclusive representations and warranties of Sellers in respect of intellectual property, privacy and information technology matters.

Section 3.14 Title to and Sufficiency of Assets. Except for (i) Shared Contracts, (ii) Intellectual Property Rights (the sufficiency of which is covered in Section 3.13(d)), (iii) the assets and properties to which the Group Companies will have continued access to or use of after the Closing, including during the Transition Services Period, (iv) any Non-Assignable Assets and (v) as set forth in Section 3.14 of the Disclosure Schedule, the assets and properties of the Group Companies, together with all other rights of Buyer or the Group Companies pursuant to the Transaction Documents, immediately after the Closing, will constitute all of the assets and properties required to operate the Business in all material respects in substantially the manner conducted on the date hereof by Parent and its Subsidiaries (including the other Sellers and the Group Companies); provided, that, the foregoing is subject to the limitation that certain transfers and assignments, as the case may be, of assets or properties, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Governmental Authority or other Person, which may not be obtained.

Section 3.15 Permits. The Group Companies possess all material governmental permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the respective assets of the Group Companies and the operation of the Business as currently conducted (the “Permits”), except where the failure to possess such Permit would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Sellers, all such Permits are in full force and effect, and, as of the date hereof, there are no lawsuits or other proceedings (including, without limitation, regulatory or enforcement proceedings or investigations) pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof,

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except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Sellers, the Group Companies are not in material default, and no condition exists that with notice or lapse of time or both would constitute a material default, under the Permits.

Section 3.16 Benefit Plans.

a. Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Benefit Plan, but excluding any employment offer letter or individual independent contractor or consultant agreement that does not provide any change in control or severance payments other than as required by applicable Law.

b. Sellers have made available to Buyer with respect to each Group Company Plan, as applicable, (i) the most recent summary plan description; (ii) the most recent annual reports with accompanying schedules and attachments, filed with the applicable Governmental Authority; and (iii) the most recent opinion or determination letter or correspondence from the applicable Governmental Authority about the Group Company Plan. Sellers have disclosed material details of all Seller Benefit Plans to Buyer.

c. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each Group Company Plan has been operated in accordance with its terms and the requirements of all applicable Laws.

d. Notwithstanding anything to the contrary in this Agreement, this Section 3.16 provides the sole and exclusive representations and warranties of Sellers in respect of Benefit Plans.

Section 3.17 Employees.

a. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Sellers, each of the Group Companies is in compliance with all applicable Laws respecting labor relations, employment and employment practices, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of employment taxes, employment discrimination, disability rights or benefits, pay equity or transparency, equal employment opportunity, visa and work status, employee leave and unemployment insurance with respect to its Service Providers.

b. Other than as set forth in Section 3.17(b) of the Disclosure Schedule, neither of the Group Companies is a party to any Collective Bargaining Agreement with respect to the current Business Employees with any labor union or other labor organization, nor, to the knowledge of Sellers, is there presently any attempt to organize the current Business Employees by or on behalf of any labor union or other labor organization. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, during the past three years there has not been any, and as of the date hereof there is no pending nor, to the knowledge of Sellers, threatened, strike, slowdown, picketing, or work stoppage by Business Employees.

c. For each individual employed, or engaged as an independent contractor, by Seller and its Subsidiaries, including the US Group Companies, with respect to the Business (as of

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not more than five (5) Business Days prior to the date hereof), Section 3.17(c) of the Disclosure Schedule lists the name, title or position, and aggregate compensation for calendar year 2025. No employee employed, or independent contractor engaged, by Seller and its Subsidiaries, including the US Group Companies, for the Business as of the date hereof has communicated to Seller in writing any intention to terminate such employee’s employment or independent contractor’s engagement with Seller or its Subsidiaries, or not to accept employment or engagement offered by Buyer or any Affiliate of Buyer.

d. Notwithstanding anything to the contrary in this Agreement, this Section 3.17 provides the sole and exclusive representations and warranties of Sellers in respect of employee matters.

Section 3.18 Environmental Compliance. Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

a. To the knowledge of the Sellers, the Business, the Group Companies and the Real Property are, and have been since the last three (3) years prior to the date hereof, in compliance with all applicable Environmental Laws, including, but not limited to, any Permits required by applicable Environmental Laws;

b. as of the date hereof, there is no Action and, to knowledge of Sellers, no investigation pending or threatened in writing, that (i) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability or Damages arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law, (ii) relates to the Business or the Group Companies and (iii) has not been settled, dismissed, paid or otherwise resolved without ongoing obligations or costs prior to the date hereof; and

c. to the knowledge of Sellers, the Group Companies have not caused any past or present contamination, release, or spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the Business, the Group Companies or the Real Property, in each case, except in compliance with applicable Environmental Law.

Notwithstanding anything to the contrary in this Agreement, this Section 3.18 provides the sole and exclusive representations and warranties of Sellers in respect of environmental matters.

Section 3.19 Taxes.

a. Each of the Group Companies has timely filed all income and other material Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are accurate and complete in all material respects and each of the Group Companies has paid, when due, all income and other material Taxes required to be paid by it prior to the date hereof.

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b. There are no pending material Tax Claims by or before a Taxing Authority against any of the Group Companies, and no written notice of audit or assessment by a Taxing Authority in respect of material Taxes has been received by any of the Group Companies which has not been resolved.

c. No waiver or extension of the statute of limitations is in effect for the assessment of any Taxes of the Group Companies.

d. No material Liens for Taxes upon the assets of the Group Companies have been filed, other than for Permitted Liens.

(e) None of the Group Companies has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where neither of the Group Companies has filed Tax Returns that has not been resolved.

(f) None of the Group Companies is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any Tax sharing, allocation or indemnification agreement the only parties to which are Parent and its Subsidiaries and (ii) any customary commercial Contracts not primarily related to Taxes.

(g) Each of the Group Companies has collected or withheld all material Taxes required to have been collected or withheld (including from payments made to Service Providers, creditors, stockholders and other third parties) and such collected and withheld Taxes have been or will be duly paid to the proper Governmental Authority.

(h) FlyOver Vancouver is registered for the purposes of the Excise Tax Act (Canada) and its registration number is 783479744RT0001.

(i) Neither Canada Seller or FlyOver Vancouver has received any refund or credit for any Tax, nor received any governmental grant, subsidy, rebate or similar amount, in each case to which it is not fully entitled.

Notwithstanding anything to the contrary, (a) this Section 3.19 (and Section 3.16, solely to the extent relating to Taxes) provides the sole and exclusive representations and warranties of Sellers regarding Taxes and (b) no representation or warranty is made herein with respect to the existence, amount or availability of any net operating losses, Tax credits or other Tax attributes of the Group Companies for any Tax period (or portion thereof) beginning on or after the Closing Date.

Section 3.20 Insurance. Section 3.20 of the Disclosure Schedule lists all insurance policies maintained by, or covering, the Group Companies or any assets of the Business at any time during the three (3) year period before the Closing Date (each an “Insurance Policy”). Seller has delivered to Buyer true, correct and complete copies of each Insurance Policy. Except as listed in Section 3.20 of the Disclosure Schedule, with respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect; (2) such Insurance Policy will continue to be legal, valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated herein (except to the

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extent enforceability may be limited by an enforcement limitation); (3) to Seller’s knowledge, no other party to such Insurance Policy is in material default or breach thereof (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice), to the knowledge of the Sellers, would constitute a material default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. To the knowledge of the Sellers, the Insurance Policies are sufficient for compliance with all applicable Laws and all Material Contracts.

Section 3.21 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22 Affiliate Transactions. Section 3.22 of the Disclosure Schedule sets forth a complete list of all agreements between any of the Group Companies, on the one hand, and any of the Sellers or the Retained Companies or any of their respective directors or officers, on the other hand.

Section 3.23 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Sellers nor the other Retained Companies nor any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Parent, its Subsidiaries (including the Group Companies) or any of the Group Company Interests, the Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Sellers nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any other Person resulting from the sale of the Purchased Interests to Buyer or Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III, except as qualified by the Disclosure Schedules. Parent and each of its Affiliates disclaim any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, none of the Retained Companies nor any of their respective Representatives make any express or implied representation or warranty with respect to the Retained Businesses.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as of the date of this Agreement that:

Section 4.01 Existence and Power. Buyer is a private limited liability company (besloten vennootschap) duly incorporated, validly existing and in good standing under the Laws of the Netherlands and has the requisite power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted, except where the failure to have such

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power would not, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby. Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.02 Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. Each Transaction Document to which Buyer is a party has been duly and validly executed and delivered by Buyer and (assuming the due and valid execution and delivery of such Transaction Document by each other party thereto) constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 4.03 Governmental Authorization. Except for the outward investment approvals required based on the Handling Rules Governing Outward Investment by Corporations, as well as any notices and filings of or with the Central Bank of Taiwan in connection with foreign-exchange conversions for the payment of the Purchase Price (such approvals, collectively, the “Requisite Governmental Approvals”), the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority, other than compliance with any applicable requirements the Exchange Act.

Section 4.04 Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable Law, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer or any of its Affiliates is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Affiliates or (d) result in the creation or imposition of any material Lien on any asset of Buyer or any of its Affiliates (except, in the case of clauses (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).

Section 4.05 Financial Ability. Buyer has cash on hand sufficient for Buyer to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price, (b) paying all out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and (c) satisfying all of its other obligations under this Agreement

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and the other Transaction Documents to which Buyer is a party. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement or the other Transaction Documents is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

Section 4.06 Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Section 4.07 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Assuming that the representations and warranties of Sellers contained in Section 3.06 and Section 3.08 are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and its Subsidiaries (including the Group Companies) on a consolidated basis (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.08 Purchase for Investment. Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 4.09 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.10 No Additional Representations; No Reliance.

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a. Buyer acknowledges and agrees that, subject to the absence of Fraud on the part of Sellers, none of Sellers nor the other Retained Companies, nor any of their respective Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies, the Group Company Interests, the Business or other matters that are not specifically included in Article III of this Agreement (subject to the Disclosure Schedule). Without limiting the generality of the foregoing, subject to the absence of Fraud on the part of Sellers, none of Sellers nor the other Retained Companies, nor any of their respective Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and neither Sellers nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Sellers or their Representatives making available to Buyer, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to Sellers, the US Group Companies or the Business made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III. In connection with Buyer’s investigation of the Business, Sellers have delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Parent and its Subsidiaries relating to the Business and certain business plan information of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against Sellers or the other Retained Companies or any other Person with respect thereto. Accordingly, Buyer acknowledges that, subject to the absence of Fraud on the part of the Seller, without limiting the generality of 0, none of Sellers nor the other Retained Companies nor any of their respective Representatives have made any representation or warranty with respect to such projections and other forecasts and plans.

b. Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of Sellers nor other the Retained Companies nor any of their respective Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Group Companies and, except as expressly provided in Article III, and subject to the terms and conditions of Article III, it is understood that Buyer is acquiring the Group Companies as-is and where-is with any and all faults and defects as of the date hereof.

c. In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Sellers or the other Retained Companies or any of their respective Representatives, other than those representations and warranties specifically set forth in Article III. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Business and the Group Companies and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated

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hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III. Notwithstanding the foregoing, nothing contained in this Agreement, including this Section 4.10(c), shall limit, impair or prohibit Buyer’s right to make a claim in the case of Fraud.

Article V
Covenants

Section 5.01 Conduct of the Business

a. From the date hereof until the Closing, except as set forth in Section 5.01(a) of the Disclosure Schedule, as required by applicable Law, as otherwise provided by the Transaction Documents, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause their respective Subsidiaries and the Retained Companies to, use their commercially reasonable efforts to conduct the Business in the ordinary course of business consistent with past practices and to preserve intact the present business organizations and goodwill of the Business and the present relationships of the Business with material customers and suppliers. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as set forth in Section 5.01(a) of the Disclosure Schedule, as required by applicable Law, as otherwise provided by the Transaction Documents or the other actions contemplated by this Agreement, or with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Sellers shall not, and shall cause each of the Retained Companies and Group Companies, in each case solely with respect to the Business, not to:

(i) sell, lease, license or otherwise dispose of any material assets of the Business, or in either case, any interests therein, other than pursuant to existing Contracts in the ordinary course of business;

(ii) create or otherwise incur any Lien on any material asset of the Business, other than Permitted Liens;

(iii) have any of the Group Companies make any loans, advances or capital contributions to, or investments in, any Person, other than loans, advances or capital contribution from Parent to a Group Company, or investments by Parent in a Group Company, that are extinguished as of Closing;

(iv) make any change in any method of financial accounting or financial accounting practice of the Group Companies, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(v) adopt a plan or agreement of complete or partial liquidation or dissolution;

(vi) adopt, approve, consent to or propose any amendment or change in the respective Organizational Documents of any of the Group Companies;

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(vii) make any changes to cash management practices, procedures or policies, in each case, except in the ordinary course of business;

(viii) incur or guarantee any funded Indebtedness, other than Indebtedness that will be paid or for which the Group Companies shall not be liable at the Closing;

(ix) sell, assign, transfer, or permit to lapse any Permits, which, individually or in the aggregate, are material to the Business or any portion thereof;

(x) (A) increase the cash compensation or benefits payable to any Service Provider, except (x) as required pursuant to applicable Law or the terms of any Benefit Plan (or other plans or arrangements that would be a Benefit Plan if in effect as of the date of this Agreement) or (y) increases in annual base salaries and commensurate increases in target bonus opportunities made in the ordinary course of business in respect of any non-officer (but, in any event, such increase shall not exceed 6% of such Person’s target bonus opportunity or annual base salary prior to such increase), provided, that the Parent shall notify the Buyer in writing at least one (1) month in advance of any such increase and provide such information as the Buyer may reasonably request, (B) take any action to accelerate any compensatory payments or benefits, or the funding of any compensatory payments or benefits, payable or to become payable to any current or former Service Provider, (C) except as set forth in Section 5.01(a)(x)(C) of the Disclosure Schedule grant or promise to grant, any bonus, change in control payment, deferred compensation, severance, retention or equity or equity-based compensation or benefits to any current or former Service Provider, or (D) hire, engage, terminate (without cause), furlough or temporarily lay off any Business Employee whose annual base salary or annual wage rate is in excess of $100,000 (in each case, other than due to the employee’s death or disability);

(xi) make any capital expenditures or commitments for capital expenditures for which the outstanding amounts of unpaid obligations and commitments are in excess of $50,000 individually and $200,000 in the aggregate, except for those expressly contemplated by the Business’s capital expenditure budget made available to Buyer prior to the date hereof;

(xii) (A) settle, compromise, pay, discharge or satisfy any Action against any Group Company, or (B) institute any Action, in each case of (A) or (B), in excess of $200,000 in the aggregate;

(xiii) sell, assign, transfer, license, abandon or permit to lapse any material Business Intellectual Property Rights, except for non-exclusive licenses granted in the ordinary course of business; or

(xiv) agree or commit to do any of the foregoing.

b. Notwithstanding the foregoing, nothing in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the business or operations of the Group Companies at any time prior to the Closing. Prior to the Closing, Sellers shall exercise,

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consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

Section 5.02 Pre-Closing Access. Subject to applicable Law and any other confidentiality obligations or similar restrictions that may be applicable to information furnished to Sellers by third parties that may be in the possession of Sellers or any of their respective Subsidiaries from time to time, from the date hereof until the Closing, Sellers shall, and shall cause their respective Subsidiaries to, (a) give Buyer and its Representatives reasonable access to the properties, books, contracts, personnel, assets, Tax Returns and records of the Group Companies to the extent reasonably necessary for purposes of Buyer’s transition planning for the Business, (b) furnish to Buyer and its Representatives such financial and operating data and other information relating exclusively to the Group Companies or the Business as such Persons may reasonably request, (c) cause the appropriate executive officers of Sellers and their respective Subsidiaries to cooperate with Buyer in its investigation of the Group Companies, and (d) permit Buyer and its Representatives to make copies and inspections of any such information as Buyer may reasonably request. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with applicable Laws, (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Business or any of the Retained Businesses and (iv) subject to restrictions under the Leases, if any. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information that in Sellers’ opinion (in its sole discretion) is sensitive or the disclosure of which could subject Seller or any of its Subsidiaries to risk of Liability, (y) any real property owned or leased by any Seller or its Subsidiaries for purposes of conducting any invasive or subsurface environmental sampling or testing without the prior written consent of Seller at Seller’s sole discretion, or (z) any information to the extent relating to any Combined Taxes or Combined Tax Returns and (B) Sellers and their Subsidiaries may withhold (y) any information relating to the sale process for the Business and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Law, and in a manner that does not result in the waiver of any such privilege, Sellers and their Subsidiaries shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply. Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

Section 5.03 Required Actions.

a. Each of the parties shall use their reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable and by no later than the Closing Date, including preparing and filing all documentation to effect the Requisite Governmental Approvals. Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees in connection with compliance with this Section 5.03.

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b. Further, and without limiting the generality of the rest of this Section 5.03, each of the parties shall cooperate in all respects with each other to prepare any filing or submission made to effect the Requisite Governmental Approvals.

c. Further, and without limiting the generality of the rest of this Section 5.03, Buyer shall, and shall cause its Affiliates to, use their respective best efforts to take any and all steps necessary, proper, or advisable to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority, including accepting, committing to and effectuating all requirements, remedies or other actions requested or required by any such Governmental Authority.

d. Buyer shall not, and shall cause each of its Affiliates not to, take any action that is intended to, or that would reasonably be expected to, materially adversely affect the ability of any of the Parties from obtaining (or cause delay in obtaining) the Requisite Governmental Approvals, from performing its covenants and agreements under this Agreement, or from consummating the transactions contemplated hereby.

e. Prior to Closing, Parent shall use best efforts to deliver to Buyer the approval from the Ministry of Justice of Iceland for becoming the ultimate owner of rights to use any real property used by the Iceland Group Companies, in accordance with Act no. 19/1966 on the ownership and use of real property (Icel. lög nr. 19/1966 um eignarrétt og afnotarétt fasteigna.

Section 5.04 Shared Contracts.

a. Notwithstanding anything to the contrary herein, Shared Contracts and any rights or obligations thereunder shall not be deemed to be the sole assets of the Group Companies, Parent or any of the Retained Companies. The Parties shall use commercially reasonable efforts to cause the Shared Contracts (“Mirrored Shared Contracts”) to be replaced with separate Contracts that provide that Sellers (with respect to the Retained Businesses) and Buyer (with respect to the Business) receive only such rights and obligations under a replacement Contract as are substantially similar to those contract rights and obligations used by it (or, in the case of Buyer, used by Sellers with respect to the Business) in the conduct of its business immediately prior to the date hereof. The Parties agree to cooperate and provide each other with reasonable assistance in effecting separation of such Mirrored Shared Contracts from the date hereof until the Closing Date.

b. Buyer shall be solely responsible for any additional Buyer-related costs or fees arising from and under a replacement Contract, in connection with the separation of a Mirrored Shared Contract, or in connection with any arrangement described in this Section 5.04. Until any such Mirrored Shared Contract is separated, to the extent permissible under Law and the terms of such Mirrored Shared Contract, each of the Parties shall (i) as of the Closing Date, assume and perform the Liabilities and obligations under such Mirrored Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Affiliates), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Mirrored Shared Contract relating to the business of the other Party or its Affiliates and (iii) endeavor to institute alternative arrangements intended to put

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the Parties in substantially the same economic position as if such Mirrored Shared Contract were separated as of the date hereof; provided, however, that if the Parties are not able to effect the separation of any Mirrored Shared Contract by the Closing Date, then Sellers and their Affiliates shall have no further obligation to Buyer or its Affiliates with respect thereto and may freely terminate such Mirrored Shared Contract. Buyer shall be solely responsible for replacing any Mirrored Shared Contracts not separated or transitioned hereunder.

c. With respect to Liabilities pursuant to, under or relating to a given Mirrored Shared Contract (“Mirrored Shared Contractual Liabilities”), such Mirrored Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or other Transaction Document, be allocated between Sellers, on the one hand, and Buyer, on the other hand, as follows:

(i) first, to the extent a Mirrored Shared Contractual Liability is incurred exclusively in respect of a benefit received by the Retained Businesses or the Business, such Liability shall constitute a Liability of Sellers or Liability of Buyer, respectively; and

(ii) second, to the extent a Mirrored Shared Contractual Liability cannot be so allocated under clause (i) above, such Liability shall be allocated to Sellers, on the one hand, and to Buyer, on the other hand, as the case may be, based on the relative proportion of total benefits received ((A) to the extent the Liabilities relate to a specific period, over such period and (B) otherwise over the term of the Mirrored Shared Contract, measured up to the date of the allocation) by the Retained Businesses, on the one hand, or the Business, on the other hand, under the relevant Mirrored Shared Contract.

d. If Sellers, on the one hand, or Buyer, on the other hand, receives any benefit or payment under any Mirrored Shared Contract which was intended for the other Party, the Parties will use their respective commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

Section 5.05 Post-Closing Transfers.

a. In the event that at any time or from time to time after the date hereof, the Retained Companies receive or otherwise possess any property or asset of the Business (including Cash and Cash Equivalents) that should belong to Buyer pursuant to this Agreement (“Buyer Business Asset”), the applicable Retained Company shall promptly transfer, or cause to be transferred, such Buyer Business Asset to Buyer, for no additional consideration and net of the Retained Companies’ reasonable out-of-pocket costs and any taxes to effectuate such transfer, and to the extent such Buyer Business Asset is Cash and Cash Equivalents, Parent shall provide a general explanation or description of such transfer. Prior to any such transfer, the applicable Retained Company shall hold such Buyer Business Asset in trust for the benefit of Buyer. In the event that at any time or from time to time after the date hereof, Buyer or any of its Affiliates, including the Group Companies, receives or otherwise possesses any property or asset (including Cash and Cash Equivalents) that relate to the Retained Businesses or should belong to any of the Retained Companies pursuant to this Agreement (“Retained Business Asset”), Buyer shall promptly transfer, or cause to be transferred, such Retained Business Asset to the appropriate Retained Company, designated by Parent, for no consideration and net of Buyer’s reasonable

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out-of-pocket costs and any taxes to effectuate such transfer, and to the extent such Retained Business Asset is Cash and Cash Equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such Retained Business Asset in trust for the benefit of the applicable Retained Company.

b. Until such time that Sellers effect the transfer of any Buyer Business Assets as may be required pursuant to Section 5.05(a), Sellers and their respective Affiliates, as applicable, hereby grant to Buyer a non-exclusive, royalty free, fully paid up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice, and otherwise exploit the Buyer Business Assets and a covenant not to sue with respect to Buyer’s use, practice and exploitation of any Intellectual Property Rights associated with such Buyer Business Asset.

c. Until such time that Buyer effects the transfer of any Retained Business Assets as may be required pursuant to Section 5.05(a), Buyer and its respective Affiliates, as applicable, hereby grant to Sellers a non-exclusive, royalty free, fully paid up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license, as the case may be) to fully use, practice, and otherwise exploit the Retained Business Assets.

d. In the event that at any time or from time to time after the date hereof, the Retained Companies incur or otherwise have retained any Liability that relates to the Business, the applicable Retained Company shall promptly transfer, or cause to be transferred, such Liability to Buyer, and Buyer shall accept and assume such Liability and indemnify the applicable Retained Company for any Liabilities paid or incurred by such Retained Company with respect to such Liability. In the event that at any time or from time to time after the date hereof, Buyer or any of its Affiliates, including the Group Companies, incur or otherwise have been transferred any Liability that relates to the Retained Businesses, Buyer shall promptly transfer, or cause to be transferred, such Liability to the appropriate Retained Company, designated by Parent, and such designated Retained Company shall accept and assume such Liability and indemnify Buyer for any amounts paid by Buyer or any of its Affiliates, including the Group Companies, with respect to such Liability.

Section 5.06 Intercompany Balances; Affiliate Transactions.

a. Except as set forth in Section 5.06(a) of the Disclosure Schedule, all intercompany balances (excluding any trade payables incurred in the ordinary course of business) between any of the Group Companies, on the one hand, and any of the Retained Companies, on the other hand, have been eliminated by discharge or otherwise in their entirety effective at or prior to the Closing.

b. Except for the Transaction Documents, Shared Contracts, Contracts relating to the Retained Businesses or the Contracts set forth in Section 5.06(b) of the Disclosure Schedule, Parent has taken all actions necessary to cause any and all Contracts between any Retained Company, on the one hand, and any Group Company, on the other hand, to have been terminated without any continuing obligation of any Group Company.

Section 5.07 Group Company Guarantees.

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a. With respect to each Group Company Guarantee, (i) Buyer and Parent shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of its Affiliates to be substituted in all respects for any Retained Company in respect of, all obligations under such Group Company Guarantees, (ii) Buyer shall indemnify and hold harmless the Retained Companies for any direct, out-of-pocket losses actually incurred arising solely and directly from claims made by the beneficiary of such Group Company Guarantee against the Retained Companies in respect of obligations of the Business arising after the Closing, including any claim or demand for payment made on any Retained Company under, and any fees solely and directly in connection with the issuance and maintenance of, any such Group Company Guarantee (in each case, if applicable, in proportion to the amount relating to the Business relative to any amount not relating to the Business), and (iii) Buyer shall not permit any of the Group Companies to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, Contract or other obligation for which any Retained Company is, or would reasonably be expected to be, liable under such Group Company Guarantee. To the extent that the Retained Companies have performance obligations under any Group Company Guarantee, Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of the Retained Companies or (y) otherwise take such action as reasonably requested by Parent so as to put the Retained Companies in the same position as if Buyer, and not a Retained Company, had performed or were performing such obligations.

b. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that, (i) beginning ninety (90) days after the date hereof, each Retained Company may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Group Company Guarantees, provided that it gives Buyer no less than thirty (30) days’ prior written notice of its intended action to allow Buyer an opportunity to make alternative arrangements, and (ii) none of the Retained Companies will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Group Company or the Business after the expiration of any such letters of credit or surety or performance bonds; provided, that the Retained Companies shall not take any action to terminate, obtain release of or otherwise limit its Liability, or intentionally omit to take any action that has the same effect as the aforementioned, under any such Group Company Guarantee set forth on Schedule 1 to this Agreement prior to the termination date set forth on such Schedule.

Section 5.08 R&W Insurance Policy.

a. Buyer has paid the required deposit fee and all other payments or fees and taken all necessary actions to bind Buyer’s coverage under the R&W Insurance Policy in relation to Buyer’s acquisition of the Group Companies. Buyer will comply in all material respects with all of its obligations under the R&W Insurance Policy necessary to the binding of the R&W Insurance Policy. The R&W Insurance Policy shall provide that Ambridge Europe Limited (the “R&W Insurer”) shall have no right of subrogation against the Retained Companies, and the R&W Insurer has waived any such right of subrogation, except in the case of Fraud.

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b. Buyer will promptly pay all premiums required for the full term of the R&W Insurance Policy, and will otherwise comply in all material respects with all of its obligations under the R&W Insurance Policy.

c. Buyer shall not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) which would adversely impact Sellers without Sellers’ prior written consent.

Section 5.09 Insurance. Notwithstanding the acquisition of the Purchased Interests by Buyer, Sellers hereby expressly exclude, and do not assign, transfer or convey to Buyer, any rights or benefits of or to any insurance policies of the Sellers or their Affiliates (excluding any insurance policies of and solely with respect to the Group Companies or their respective predecessors) which might relate to, cover or insure Sellers or their Affiliates for loss of or Liability arising from the Business or the use, ownership or operation of the assets of the Group Companies, regardless of whether such assignment, right or benefit arises by statute, agreement or operation of Law, including defense and indemnity benefits attributable to or arising from or under such policies. However, from the date hereof until the Closing, Sellers shall maintain all existing insurance policies (or substantially equivalent coverage) in full force and effect with respect to the Business and the Group Companies, and shall not cancel, materially amend, or fail to renew any such policies without Buyer’s prior written consent. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, assert any right, claim or interest to or under any insurance policies of Sellers or their Affiliates (excluding any insurance policies of and solely with respect to the Group Companies or their respective predecessors) or rights to proceeds thereof in effect on or prior to the date hereof relating to the Business or the Group Companies. In furtherance thereof, Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Group Companies), hereby waives any and all rights to or under any such insurance policies.

Section 5.10 Legal Proceedings; Production of Witnesses.

a. Following the date hereof, Parent shall have the exclusive right to conduct the defense (and determine the settlement) of any Action with respect to any Retained Business and Buyer (or any of its Affiliates, including any Group Company) shall have the exclusive right to conduct the defense (and determine the settlement) of any Action with respect to the Business.

b. From and after the Closing, Parent, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Business and the Retained Businesses, as applicable. Parent and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by any other Party in connection with providing individuals and witnesses pursuant to this Section 5.10(b).

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c. Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.10(a) or Section 5.10(b). For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.10(a), Section 5.10(b), Section 5.11(b) or Article VI, if Parent or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.10(c) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

Section 5.11 Retention of Books and Records and Post-Closing Access.

a. The Retained Companies may retain a copy of any or all of the Business Records and any other materials that are otherwise in the possession or under the control of any Retained Company relating to the conduct of the Business on or before the date hereof. Unless prohibited under applicable Information Privacy and Security Laws, Buyer agrees to hold at least one copy of all Business Records that constitute all Business Records of the Group Companies that exist as of the date hereof and not to destroy or dispose of such copy until the seventh anniversary of the Closing or such longer time as may be required by Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender such copy to Parent upon Parent’s request and at Parent’s expense.

b. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Group Companies) to, (i) give Parent and its Representatives reasonable access to the Business Records of Buyer and its Affiliates, including the Group Companies, relating to the Business or operations of the Group Companies on or before the Closing Date, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Business or the operations of the Group Companies on or before the Closing Date and (iii) use commercially reasonable efforts to cause the employees of Buyer and its Affiliates (including the Group Companies) to cooperate with Parent and its Representatives, in each case, solely to the extent reasonably requested by Parent in connection with accounting, Tax, SEC reporting and other similar needs. From and after the Closing, the Retained Companies shall (A) give Buyer and its Representatives reasonable access to the records of the Retained Companies to the extent relating to the Business on or before the Closing Date, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Business on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of the Retained Companies to cooperate with Buyer and its Representatives, in each case, solely to the extent reasonably requested by Buyer in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the Business on or before the date hereof. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does

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not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

c. Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.11(a) or Section 5.11(b).

Section 5.12 Confidentiality.

a. Subject to Section 5.13, from the Closing until the second anniversary thereof, the Retained Companies shall not and shall instruct their Representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining to the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(a)), (y) that was independently developed by any Retained Company (other than by the Business prior to the date hereof) without use of any confidential information with respect to the Business or (z) that was made available to any Seller by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Parent provides Buyer with reasonable prior notice of such disclosure, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) to any purchaser or prospective purchaser or financing source or underwriter of any of the Retained Companies or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of any of the Retained Companies, including any disclosure required under the Credit Facility.

b. From the Closing until the second anniversary thereof, Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, and shall instruct its Representatives not to, directly or indirectly, without the prior written consent of Parent, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses; provided that, the foregoing restriction shall not (i) apply to any information (w) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(b)), (x) that, following the Closing, was independently developed by Buyer or any of its Subsidiaries (including the Group Companies) without use of any confidential information with respect to the Retained Businesses, or (y) that was made available to Buyer by a third party with the right to disclose such information, or (ii) prohibit any disclosure (y) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer provides Parent with reasonable prior notice of such disclosure or (z) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

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Section 5.13 Public Announcements. Parent and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (i) Parent and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and (ii) each of Parent and Buyer may make announcements as they may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which they or any of their Subsidiaries or Affiliates is a party as of the date hereof, including any listing agreement with any national securities exchange. Notwithstanding the foregoing, Buyer and Parent shall cooperate to prepare a joint press release to be issued on or promptly after the date of this Agreement. Parent and Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with SEC, financial or Tax reporting obligations; provided that, (x) the Parties may disclose this Agreement or its terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure) and (y) Parent may disclose this Agreement or its terms in accordance with any disclosure requirements set forth in the Credit Facility.

Section 5.14 Director and Officer Matters.

a. From and after the Closing until the sixth (6th) anniversary of the Closing Date, Buyer agrees on its own behalf and on behalf of its Affiliates, Representatives, and after the Closing, the Group Companies (the “Buyer Releasing Parties”) to, and does hereby acquit, remise, release, discharge and hold harmless to the maximum extent provided by Law, all current and former officers, directors, employees, attorneys-in-fact and other Representatives of the Group Companies (the “Indemnified Parties” XE " QUOTE 0X201C “Indemnified Parties QUOTE 0X201D ”" \t "Section 5.14a" ) in connection with their acts and omissions in their capacities as such during the period ending at the Closing, from any and all Actions, Liabilities, Indebtedness, sums of money, accounts, bonds, bills, covenants, Contracts and obligations of any character or nature whatsoever, in each case solely to the extent related to or arising from the operation of the Business prior to the Closing, and of every kind and description, choate and inchoate, at Law or in equity, which Buyer, its Affiliates (including, after the Closing, the Group Companies), or its Representatives, now has, ever had, or ever might claim to have against any or all of such Persons (in each case solely to the extent related to or arising from the operation of the Business prior to the Closing), whether or not currently asserted or known, and whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, in each case, arising from or relating to any event, dispute or occurrence which arises on or prior to the Closing or which arises under any Organizational Document of any Group Company and any Seller or its Affiliates, except to the extent arising out of such Indemnified Party’s Fraud and gross negligence or willful misconduct. For the avoidance of doubt, this Section 5.14 shall not apply to any obligations of an Indemnified Party under the Transaction Documents.

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b. From and after the Closing until the sixth (6th) anniversary of the Closing Date, Buyer shall, and shall cause its Subsidiaries (including the Group Companies) to, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Organizational Documents of the Group Companies, in each case in effect as of the date hereof, for acts or omissions occurring on or prior to the Closing.

c. From and after the Closing until the sixth (6th) anniversary of the Closing Date, Buyer shall indemnify all Indemnified Parties to the fullest extent permitted by applicable Law and the Organizational Documents of the Group Companies with respect to all acts and omissions arising out of or relating to their service as directors, officers or employees of the Group Companies (with regard to the Business) if such Indemnified Party is or was serving as a director, officer or employee of such other Person or fiduciaries thereof in a manner related to the Business, whether asserted or claimed at or after or occurring before the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement), except to the extent arising out of such Indemnified Party’s Fraud, gross negligence or willful misconduct. If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification hereunder, Buyer shall advance as incurred any Liabilities out of or incurred in connection with such Action, subject to Buyer’s receipt of an undertaking in customary form by or on behalf of such Indemnified Party to repay such Liabilities if it is ultimately determined under applicable Law or the Organizational Documents of the applicable Group Company that such Indemnified Party is not entitled to be indemnified.

d. The covenants contained in this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.14, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.

e. In the event Buyer or any Group Company or any of its successors or assigns (i) amalgamates, consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such amalgamation, consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Group Company shall assume all of the obligations set forth in this Section 5.14.

Section 5.15 Non-Solicitation; Non-Competition.

a. From the Closing until the seventh anniversary thereof, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any Continuing Employee; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Continuing Employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any

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such Continuing Employee who is no longer employed by Buyer or any of its Affiliates and has not been so employed by Buyer or its Affiliates for at least ninety (90) days (provided, that such ninety (90) day period) shall not apply with respect to any such Continuing Employee who is no longer employed by Buyer or its Affiliates as a result of the termination or layoff of such Continuing Employee) or (iii) soliciting or hiring any such Continuing Employee who contacts Parent or its Subsidiaries on his or her own initiative regarding employment without any solicitation or encouragement from Parent or its Subsidiaries.

b. From the Closing until the seventh anniversary thereof, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Group Companies) to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of the Retained Companies; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any such employee who is no longer employed by any of the Retained Companies and has not been so employed by the Retained Companies for at least ninety (90) days (provided, that such ninety (90) day period shall not apply with respect to any employee who is no longer employed by a Retained Company as a result of the termination or layoff of such employee) or (iii) soliciting or hiring any such employee who contacts Buyer or its Affiliates on his or her own initiative regarding employment without any solicitation or encouragement from Buyer or its Affiliates.

c. From the Closing until the seventh anniversary thereof, Parent shall not, and shall cause the other Retained Companies not to, engage in any Competitive Activity; provided, however, that the foregoing shall not restrict Parent or any of its Subsidiaries from (i) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any company that is engaged in any Competitive Activity if Parent or such Subsidiary does not, directly or indirectly, beneficially own in the aggregate more than twenty percent (20%) of the outstanding securities or indebtedness of such company or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if such Competitive Activity accounts for less than twenty-five percent (25%) of such business’ or Person’s consolidated annual revenues, or less than twenty million dollars ($20,000,000) in such annual revenues (regardless of the percentage represented thereby), in each case during the fiscal year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). In the event Parent or any of its Subsidiaries acquire any business or Person, the acquisition of which would violate this Section 5.15(c) (but for this sentence), Parent or such Subsidiary shall not be in violation of this Section 5.15(c) if as soon as practicable, but in any event within ninety (90) days after the closing of such acquisition, Parent or such Subsidiary commences efforts to divest, and within twelve (12) months after the closing of such acquisition, Parent or such Subsidiary consummates such divestiture of, the portion of such acquired Person or business required in order to comply with this Section 5.15(c) (but for this sentence). “Competitive Activity” means any activity related to the provision of a flying theater business in the manner conducted by the Group Companies as of the date hereof.

d. Notwithstanding anything to the contrary contained in Section 5.15(c), Buyer acknowledges that the Retained Companies engage in, and the Retained Business relates in part to, the business of developing and operating attractions and hospitality throughout the world

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and Section 5.15(c) shall not prevent, preclude, restrict or otherwise limit Parent or any of its Subsidiaries from engaging in, conducting, operating, developing, expanding or having an ownership interest in any Retained Business (so long as, with respect to development or expansion of such Retained Business, such development or expansion does not constitute a Competitive Activity).

e. The Parties agree that for applicable Tax purposes (x) no portion of the Purchase Price shall be allocated to the covenants and agreements contained in this Section 5.15, (y) such covenants and agreements are integral to this Agreement, and (z) such covenants and agreements are provided for the purpose of preserving the fair market value of the Purchased Interests (it being understood that this sentence shall not be construed as a limitation on Damages arising out of any breach of this Section 5.15).

Section 5.16 Seller General Release.

a. From the Closing, each of the Sellers and Parent, on behalf of itself and its Affiliates (other than each Group Company) and each of their respective Representatives, managers, shareholders, employees, successors and assigns, as applicable, and any other Person that may claim by, through, or under the Sellers or Parent (together, “Seller Releasing Parties”) irrevocably release, waive and forever discharge each of the Group Companies, Buyer and their respective present and former Affiliates, officers, directors, managers, shareholders, partners, members, agents, employees, successors and assigns, as applicable (collectively, the “Buyer Releasees”), of and from any and all Liabilities, Actions, Indebtedness, sums of money, accounts, bonds, bills, covenants, Contracts and obligations of any character or nature whatsoever, in each case solely to the extent related to or arising from the operation of the Business prior to the Closing, both at Law and in equity, which Seller Releasing Parties, now has, ever had, or ever might claim to have against any or all of Buyer Releasees (in each case solely to the extent related to or arising from the operation of the Business prior to the Closing), whether or not currently asserted or known, and whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, in each case, arising from or relating to any event, dispute or occurrence which arises on or prior to the Closing, in each case other than those Buyer obligations arising under the Transaction Documents.

b. The Seller Releasing Parties shall not, and no one on their behalf shall, assert or file any Action against any Buyer Releasees arising out of any matter released pursuant to this Section 5.16. In the event that any Action filed against a Buyer Releasee in breach hereof, such Buyer Releasee shall be entitled to recover its costs, fees or expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the Seller Releasing Parties.

c. The Seller Releasing Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this Section 5.16 and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 5.16.

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d. The Seller Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Seller Releasing Parties further acknowledge that they have made an investigation of the facts pertaining to the releases contemplated hereby as they have deemed necessary, and, further, acknowledge that they have not relied upon any statement or representation of others.

Section 5.17 Buyer General Release

a. From the Closing, the Buyer Releasing Parties irrevocably release, waive and forever discharge each of the Parent, US Seller and Canada Seller and their respective present and former Affiliates, officers, directors, managers, shareholders, partners, members, agents, employees, successors and assigns, as applicable (collectively, the “Seller Releasees”), of and from any and all Liabilities, Actions, Indebtedness, sums of money, accounts, bonds, bills, covenants, Contracts and obligations of any character or nature whatsoever, in each case solely to the extent related to or arising from the operation of the Business prior to the Closing, both at Law and in equity, which Buyer Releasing Parties, now has, ever had, or ever might claim to have against any or all of Seller Releasees (in each case solely to the extent related to or arising from the operation of the Business prior to the Closing), whether or not currently asserted or known, and whether absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, in each case, arising from or relating to any event, dispute or occurrence which arises on or prior to the Closing, in each case other than those Parent, US Seller or Canada Seller obligations arising under the Transaction Documents.

b. The Buyer Releasing Parties shall not, and no one on their behalf shall, assert or file any Action against any Seller Releasees arising out of any matter released pursuant to this Section 5.17. In the event that any Action filed against a Seller Releasee in breach hereof, such Seller Releasee shall be entitled to recover its costs, fees or expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the Buyer Releasing Parties.

c. The Buyer Releasing Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this Section 5.17 and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 5.17.

d. The Buyer Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Buyer Releasing Parties further acknowledge that they have made an investigation of the facts pertaining to the releases contemplated hereby as they have deemed necessary, and, further, acknowledge that they have not relied upon any statement or representation of others.

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Section 5.18 Further Assurances. Sellers and Buyer agree that, from and after the date hereof, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof.

Article VI
Tax Matters

Section 6.01 Tax Returns; Allocation of Taxes.

a. Parent will file when due or cause to be so filed, all (i) Tax Returns with respect to the Group Companies in respect of a Pre-Closing Tax Period that are due (taking into account available extensions) on or prior to the Closing Date and (ii) Combined Tax Returns. Buyer or its Subsidiaries, including the Group Companies, will file when due, or cause to be so filed, all Tax Returns with respect to the Group Companies and operation of the Business not addressed in the foregoing sentence. The Parties acknowledge and agree that, for U.S. federal Income Tax purposes, the taxable year of the US Group Companies will end on the date hereof. To the extent required or permitted by Law, the Parties shall (A) elect to close any taxable year of any Group Company for U.S. state and local Tax purposes as of the end of the day on the date hereof and (B) elect pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i) to close the taxable year of FlyOver Vancouver and the Iceland Group Companies (unless Parent requests that an election under Section 338(g) of the Code be made pursuant to Section 6.03), and the Parties and their Affiliates shall cooperate as necessary to effect any such elections. The Parties agree that any deduction from taxable income of the Group Companies arising in connection with the transactions contemplated hereby is properly allocable to Pre-Closing Tax Periods, and the Parties shall cause their Affiliates to treat such deductions as arising in Pre-Closing Tax Periods for purposes of this Agreement and for all Income Tax purposes, including for purposes of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B). Notwithstanding anything in this Agreement the contrary, Parent shall, in its sole discretion, make all decisions concerning the preparation, filing and amendment of any Combined Tax Returns for any taxable period.

b. Buyer, on the one hand, and the Sellers, on the other hand, shall each be responsible for and bear fifty percent (50%) of any Transfer Taxes. Each Party will cooperate in all reasonable respects in timely making all filings, returns and reports as may be required to comply with the provisions of applicable Laws with respect to any Transfer Taxes and in executing and delivering certificates and similar items that accurately set forth relevant facts to entitle a Party to exemptions from or reductions to the payment of Transfer Taxes (if applicable). For the purpose of this Agreement, “Transfer Taxes” shall mean, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents.

c. For purposes of determining any responsibility for Taxes (or entitlement to any refunds) under this Agreement, in the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem or periodic basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the relevant Pre-Closing Tax Period and the denominator of

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which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for a Pre-Closing Tax Period shall be computed as if such Straddle Tax Period ended, for Canadian Tax purposes, immediately prior to the date hereof and, for other Tax purposes, on the end of the day on the date hereof. All determinations necessary to give effect to the allocation set forth in the previous sentence shall be made in a manner consistent with the prior practice of Parent or its Subsidiaries, as applicable.

Section 6.02 Cooperation on Tax Matters. Buyer and Parent shall cooperate fully, and Buyer shall cause each of its Subsidiaries, including the Group Companies, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes relating to the Group Companies (each a “Tax Claim”). Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return or Tax Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and executing Tax Returns. Buyer shall cause its Affiliates, including the Group Companies, (i) to retain all books and records with respect to Tax matters pertinent to the Business and the Group Companies relating to any taxable period beginning before the date hereof until the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), (ii) to abide by all record retention agreements entered into with any Taxing Authority and (iii) to give Parent ninety (90) days written notice prior to transferring, destroying or discarding any such books and records. If Parent so requests, Buyer shall, and Buyer shall cause its Affiliates, including the Group Companies, to, allow Parent to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to transfer to Buyer any Tax Returns or other Tax work papers of or including any of the Retained Companies to the extent not constituting Business Records or with respect to Combined Taxes or Combined Tax Returns.

Section 6.03 Buyer Covenants. Except as otherwise provided in the following sentence, Buyer shall not make an election under Section 336 or 338 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, If Parent (acting reasonably) requests that Buyer make an election under Section 338(g) with respect to the acquisition of Flyover Vancouver or the Iceland Group Companies, then Buyer shall cooperate with Parent to make such elections in a timely manner.

Section 6.04 Tax Sharing Agreements. Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for the Transaction Documents, between the Group Companies, on the one hand, and any Retained Company, on the other hand, have been terminated as of the date hereof to the extent they relate to the US Group Companies.

Section 6.05 Tax Claims. Buyer shall promptly notify the Parent upon its receipt of notice of any Tax Claim with respect to Combined Taxes or a Combined Tax Return. All Tax Claims with respect to Combined Taxes or a Combined Tax Return shall be controlled by Parent in its sole discretion, and Buyer shall not have any participation, consent or other rights with respect thereto. Following the Closing, Parent shall indemnify, defend and hold harmless Buyer

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and its Affiliates from and against any Combined Taxes for Pre-Closing Tax Periods imposed on the Group Companies pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state or local Tax Law).

Section 6.06 Post-Closing Payments. The parties agree that any (i) payment of the any amounts in accordance with Section 2.05(d) or (ii) payment made pursuant to Section 6.05 and Section 6.07 shall be treated as an adjustment to the Purchase Price (and allocated between the Purchased Interests as determined by Parent) and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

Section 6.07 Refunds. Buyer acknowledges and agrees that any refund (whether received by way of payment in cash, credit, offset or reduction in Tax Liability received in lieu of receipt of a refund, and, in each case, to the extent not already taken into account the final determination of the Purchase Price) of the amounts set forth on Section 6.07 of the Disclosure Schedules or of Combined Taxes (and interest thereon paid by the Governmental Authority) of or attributable to the Group Companies is shall belong to the Retained Companies. Buyer shall pay any such refunds received to Sellers, net of any costs and expenses (including Taxes) payable by Buyer or any of its Affiliates as a result of obtaining or receiving such refund; provided that to the extent any such refunds are later disallowed or revoked by any Governmental Authority, Seller shall promptly pay back to Buyer the amount of any such refund together with any applicable interest and penalties imposed by any Governmental Authority.

Section 6.08 Reportable Transactions. The Parties shall reasonably cooperate in good faith to determine whether any transaction contemplated by this Agreement, or any transaction that may be considered to be part of the same series of transactions as the transactions contemplated by this Agreement, is required to be reported to any applicable Governmental Authority. If any Party determines that any such transaction is reportable then it shall so notify all other Parties and the Parties shall reasonably cooperate in good faith (including sharing of draft reporting forms) to make any such report on a timely basis. Notwithstanding the foregoing and for greater certainty, each Party shall be permitted to report any transaction to an applicable Governmental Authority to the extent that such Party determines, acting reasonably, that such reporting is required by applicable Law.

Article VII
Employee Matters

Section 7.01 Continuation of Benefits. With respect to each Continuing Employee, from the Closing until the first year anniversary thereof, or such longer period required by applicable Law (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to) provide to such Continuing Employee: (a) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the Closing; (b) a bonus opportunity and long-term or equity-based compensation opportunity that is not less than the bonus opportunity and long-term or equity-based compensation opportunity, as applicable, provided to such Continuing Employee immediately prior to the Closing; (c) health, welfare, retirement, and other benefits that are at least as favorable,

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in the aggregate, as the most favorable to such Continuing Employee of (i) those provided to such Continuing Employee immediately prior to the Closing and (ii) those that Buyer and its Affiliates provide to their similarly-situated employees during such period; and (d) severance protections and benefits that are at least as favorable, in the aggregate, as the most favorable to such Continuing Employee of (i) those provided to such Continuing Employee immediately prior to the Closing and (ii) those that Buyer and its Affiliates provide to their similarly situated employees during such period; provided, however, that, for the avoidance of doubt, and where permitted by applicable Law, Buyer may satisfy its obligations pursuant to clause (b) by providing cash payments or other benefits in lieu of equity compensation or other benefits. Notwithstanding the foregoing, the terms and conditions of employment for any Business Employee covered by a Collective Bargaining Agreement shall continue to be governed by the applicable Collective Bargaining Agreement until its expiration, modification or termination.

Section 7.02 Service Credit. With respect to each Continuing Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, (a) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates for the benefit of such Continuing Employees, service with Parent and its Subsidiaries prior to the Closing to the extent such service was recognized under the corresponding Benefit Plan covering such Continuing Employee, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates for the benefit of the Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Benefit Plan covering such Continuing Employee and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred by a Continuing Employees under a corresponding Benefit Plan covering such Continuing Employee prior to the Closing for the plan year in which the Closing occurs.

Section 7.03 Third-Party Rights. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Service Provider (or dependent or beneficiary of any of the foregoing). Nothing herein (a) shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee (including any Benefit Plan), (b) shall obligate Buyer to adopt or maintain any particular compensatory or benefits arrangement, plan or program at any time or prevent Buyer from modifying or terminating any such arrangement, plan or program at any time or (c) shall be deemed to prohibit or restrict Buyer or any of its Subsidiaries from terminating the employment of any Continuing Employee following the Closing; provided that any such employee terminated during the Benefits Continuation Period shall receive from Buyer the severance benefits set forth in Section 7.03 of the Disclosure Schedule.

Article VIII

Conditions to Closing

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Section 8.01 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following condition:

a. Requisite Governmental Approvals. The Requisite Governmental Approvals shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated) and shall remain in full force and effect.

Article IX

Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

a. by written mutual consent by Parent and Buyer;

b. by Parent or Buyer, by written notice to the other party, if the Closing has not occurred on or before May 21, 2026 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to (A) Parent if (1) Parent is in breach in any material respect of any of their respective obligations hereunder, or (2) Buyer is pursuing specific performance of, or other equitable remedies with respect to, Parent’s obligations hereunder, or (B) Buyer if (1) Buyer is in breach in any material respect of any of its obligations hereunder or (2) Parent is pursuing specific performance of, or other equitable remedies with respect to, Buyer’s obligations hereunder; provided, further, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b) during the Post-Condition Period; or

c. by Parent, by written notice to Buyer, if there shall have been a material breach by Buyer of any of its respective representations, warranties, covenants or agreements contained in this Agreement (or any breach of Section 2.03(e)), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) other than in the case of a breach of Section 2.03(e) thirty (30) Business Days after providing written notice of such breach to Buyer, (ii) in the case of a breach of Section 2.03(e), one (1) Business Day after providing written notice of such breach to Buyer and Parent, and (iii) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if Parent is then in material breach of this Agreement;

d. by Parent, by written notice to Buyer, if (i) all of the conditions in Section 8.01 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by Buyer of any of its respective representations, warranties, covenants, or agreements contained in this Agreement), (ii) Parent has confirmed by written notice to Buyer that Parent is ready, willing, and able to consummate the transactions contemplated hereby, and (iii) Buyer fails to consummate the transactions contemplated hereby within ten (10) Business Days following the delivery of such notice; or

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e. by Buyer, by written notice to Parent, if there shall have been a material breach by Parent of any of their respective representations, warranties, covenants or agreements contained in this Agreement, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after providing written notice of such breach to Parent and (ii) the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if Buyer is then in material breach of this Agreement.

Section 9.02 Termination Notice. In the event of termination of this Agreement by either Parent or Buyer pursuant to Section 9.01, written notice of such termination shall be given by the terminating party to the other and such notice shall be effective in accordance with Section 10.02.

Section 9.03 Effect of Termination.

a. Except to the extent otherwise provided in this Section 9.03, in the event of termination of this Agreement by either or both of Parent and Buyer pursuant to Section 9.01, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth in the Confidentiality Agreement, Section 5.12 (Confidentiality), Section 5.13 (Public Announcements), Article X (Miscellaneous) and this Section 9.03; provided, that termination of this Agreement shall not relieve any party hereto from Liability for Fraud or willful breach prior to such termination.

b. In the event that this Agreement is terminated by Parent or Buyer under Section 9.01(b) (but subject, in the case of termination by Buyer, to the proviso below), Section 9.01(c) or Section 9.01(d) at the time of any such termination, then within five (5) Business Days of such termination of this Agreement, Buyer shall direct the Escrow Agent to release the Escrow Amount to Parent (such payment, the “Buyer Termination Fee”) by wire transfer to an account designated in writing by Parent pursuant to the Escrow Agreement. In the event that this Agreement is terminated pursuant to Section 9.01(a) or Section 9.01(e), or terminated by Buyer pursuant to Section 9.01(b), Parent and Buyer shall direct the Escrow Agent to release the Escrow Amount to Guarantor; provided, that Guarantor shall only be entitled to receive the Escrow Amount following Buyer’s termination pursuant to Section 9.01(b) if, at the time of such termination, (i) Seller’s conditions set forth in Section 2.04(c) have been satisfied or waived and (ii) the conditions set forth in Section 8.01(a) have been satisfied or waived.

c. Each party acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if Buyer fails to timely pay Parent the Buyer Termination Fee due pursuant to Section 9.01(b), Section 9.01(c) or Section 9.01(d), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Buyer for the Buyer Termination Fee, or any portion thereof, Buyer shall pay to Parent the costs and expenses (including attorneys’ fees) in connection with Parent’s suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or, if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such Buyer Termination Fee was required to be paid from such date through the date of full payment thereof.

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d. Each of the parties acknowledges and agrees that the Buyer Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Buyer Termination Fee is due and payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Article X
Miscellaneous

Section 10.01 No Survival. None of the representations, warranties, covenants or agreements set forth herein (or in any certificate delivered pursuant hereto) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit, impair or prohibit Buyer’s or Sellers’ right to make a claim in the case of Fraud.

Section 10.02 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email (without receiving an automated “bounceback” or similar reply declaring the email undeliverable) if sent before 6:00 p.m. on a Business Day and if sent after 6:00 p.m. on a Business Day or on a day that is not a Business Day, on the next Business Day, addressed as follows:

if to Buyer, to:

Brogent Technologies, Inc.
No. 9, Fuxing 4th Road, Kaohsiung, Taiwan
Attention: Eva Lin; David Hsieh; Jean Lai

with a copy (which shall not constitute notice) to:

LCS & Partners
5F., No. 8, Sec. 5, Sinyi Road, Taipei City, Taiwan
Attention: Arthur Chang

Ethan Huang

Sam Wu

if to Sellers, to:

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Pursuit Attractions and Hospitality, Inc.
1401 17th Street, Suite 1400

Denver, CO 80202
Attention: Mike Archiopoli

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, Illinois 60611
Attention: Bradley C. Faris

Jason Morelli
Sean M. Parish

or to such other address or addresses as a Party may from time to time designate in writing.

Section 10.03 Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.04 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (i) the fees and expenses of the Accountant, if any, shall be paid in accordance with Section 2.05, (ii) Transfer Taxes, if any, shall be paid in accordance with Section 6.01(b), and (iii) Buyer shall pay all fees payable in connection with the R&W Insurance Policy.

Section 10.05 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party.

Section 10.06 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law rules that would lead to the application of any other substantive law.

Section 10.07 Arbitration. Any disputes arising from or relating to this Agreement, including any disputes about the validity or scope of this arbitration agreement, shall be submitted to final and binding arbitration administered by the International Chamber of Commerce, in accordance with its Rules of Arbitration. The seat of arbitration shall New York, New York, United States of America. The arbitral tribunal shall be constituted by three (3) arbitrators. The claimant(s) shall appoint one arbitrator and the respondent(s) shall appoint another arbitrator, in accordance

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with the ICC Rules. The two (2) co-arbitrators shall jointly appoint the third arbitrator, who will act as president of the Arbitral Tribunal, within thirty days of the second arbitrator’s appointment by the ICC Court. If any of the parties to the arbitration fail to appoint the respective co-arbitrator, or if the two (2) co-arbitrators fail to agree on the appointment of the president of the Arbitral Tribunal as provided herein, then the ICC Court shall make the appointment in accordance with the ICC Rules. The arbitration shall be conducted in English. The Parties agree that the existence, contents and result of the arbitration are and shall be kept confidential during and after the course of the arbitration. All materials exchanged during the arbitration, as well as the Arbitral Tribunal’s order(s) and award(s) shall be kept confidential, except if the disclosure is required to pursue a legal right or to comply with applicable law. The arbitral award shall be final and binding, and judgment on the award may be entered into in any court of competent jurisdiction.

Section 10.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission in portable document format (“.pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of electronic transmission in .pdf to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.09 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing Prior Business Counsel, the Indemnified Parties and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 5.14 and Section 10.15.

Section 10.10 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement.

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Section 10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 10.13 Disclosure Schedule. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedule that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Sellers of any item, information or other matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Sellers that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article III reasonably apparent, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (e) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedule and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Sellers except as and to the extent provided in this Agreement.

Section 10.14 Enforcement.

a. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided in this Section 10.14, the Parties shall be entitled to an injunction or injunctions to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

b. The remedies available to Sellers pursuant to this Section 10.14 shall be in addition to any other remedy to which it is entitled at law or in equity.

Section 10.15 Privileged Matters; Conflicts of Interest.

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a. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 10.15(a). With respect to matters relating to the Retained Businesses, and with respect to all Business Records, documents, communications or other information (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated hereby, Parent shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, take any action without the prior written consent of Parent that would reasonably be expected to result in any waiver of any such Privileges of Parent. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the Business against the Retained Companies. Parent shall not, and shall cause its Subsidiaries not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 10.15 shall apply to all Information as to which the Retained Companies or the Group Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by the Retained Companies, or Buyer or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if the Retained Companies or Buyer or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Retained Companies or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 10.15 or otherwise to prevent the production or disclosure of Privileged Information. Sellers’ transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Sellers’ agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.12 and this Section 10.15, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Sellers or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Sections 5.10 and 5.11 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 5.10 and the disclosure to Buyer and Sellers of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Sellers or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 10.15 or otherwise.

b. Conflicts of Interest.

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(i) Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates or their respective officers, employees or directors in their capacities as officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by (x) Latham & Watkins LLP, (y) Blake, Cassels & Graydon LLP or (z) any other legal counsel (collectively, “Prior Business Counsel”) currently or previously representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby.

(ii) Without limiting the foregoing, Buyer and Sellers agree that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Group Companies) and even though Prior Business Counsel may have represented such Group Company in a matter substantially related to such dispute.

Section 10.16 Currency. Unless otherwise specified in this Agreement or as required by applicable Law, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars.

Section 10.17 Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees to Parent the due and punctual payment and performance by Buyer (and any permitted assignees thereof) of Buyer’s obligations and liabilities under this Agreement, including to pay the Purchase Price pursuant to Article II of this Agreement (the “Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance the Guaranteed Obligations. Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations owed to Parent hereunder shall become immediately due and, if applicable, payable. The Guarantor shall be entitled to assert any defenses available to the Buyer under this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

PARENT

PURSUIT ATTRACTIONS AND HOSPITALITY, INC.

By: /s/ David W. Barry

Name: David Barry

Title: Chief Executive Officer & President

US SELLER

PURSUIT INVESTMENT HOLDINGS, INC.

By: /s/ David W. Barry

Name: David Barry

Title: President

CANADA SELLER

BREWSTER INC.

By: /s/ David W. Barry

Name: David Barry

Title: President

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

BUYER

FLYOVER ATTRACTIONS B.V.

By: /s/ Chih-Hung Ouyang

Name: Chih-Hung Ouyang

Title: Chairman & CEO

GUARANTOR

BROGENT TECHNOLOGIES, INC.

By: /s/ Chih-Hung Ouyang

Name: Chih-Hung Ouyang

Title: Chairman & CEO

|[Signature Page to Equity Purchase Agreement]

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SCHEDULE 1

GUARANTEES

1. Lease No. VAN043-11111S-001 by and between Canada Place Corporation and Flyover Vancouver, Inc., with a termination date of December 31, 2038. The following Retained Companies are indemnitors under the lease:

• Pursuit Attractions and Hospitality, Inc.

• Brewster Inc.

• Brewster Travel Canada Inc.

2. Lease between Showcase Ground Lease LLC and Flyover Las Vegas LLC: Flyover Las Vegas Ground Lease corporate guaranty provided by Pursuit Attractions and Hospitality, Inc. (formerly Viad Corp), with a termination date of August 12, 2034.

3. Lease between N&G Showcase LLC and Flyover Las Vegas LLC: Flyover Las Vegas Theater Space corporate guaranty by Pursuit Attractions and Hospitality, Inc. (formerly Viad Corp), with a termination date of August 12, 2034.

For the avoidance of doubt, the Parties agree that none of the Retained Companies shall be required to extend any the length of, or any terms of, any guarantee provided on this Schedule 1 beyond the termination date indicated on this Schedule 1 for such guarantee including, but not limited to, in connection with any lease renewal or extension permitted under any such lease listed on this Schedule 1.

[Signature Page to Equity Purchase Agreement]